Exhibit 10.42

CO-PROMOTION AGREEMENT

BY AND BETWEEN

SOLVAY PHARMACEUTICALS INC.

AND

CV THERAPEUTICS, INC.

December 6, 2004

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

	7.3	Returns	33
	7.4	General; Adverse Drug Experiences and Product Complaints; Product Audits	33
	7.5	Product Inquiries	34
	7.6	Communications with FDA	34
	7.7	Additional Responsibilities of the Parties	34
	7.8	Reports relating to Coversyl	35

8.	Representations and Warranties		35

	8.1	Mutual Representations and Warranties	35
	8.2	Representations and Warranties of Solvay	36

9.	Indemnification and Insurance		36

	9.1	Indemnification by CV Therapeutics	36
	9.2	Indemnification by Solvay	37
	9.3	Defense of Actions; Settlements	37
	9.4	Limitation of Liability	38
	9.5	Insurance	38

10.	Term and Termination		38

	10.1	Term	38
	10.2	Termination for Cause	38
	10.3	Termination Without Cause	39
	10.4	Mutual Termination	39
	10.5	Effect of Termination	39

11.	Samples		40

	11.1	Provision of Samples	40
	11.2	Shipping of Samples	40
	11.3	Compliance with PDMA	41
	11.4	Additional Requirements	42
	11.5	No-Recruitment	42

12.	Confidentiality		42

	12.1	Requirements	42
	12.2	Confidential Information	42
	12.3	Disclosure Required by Law	43
	12.4	Return of Confidential Information	43
	12.5	Disclosure of Agreement	43

13.	Miscellaneous		44

	13.1	Force Majeure	44

13.2	Severability	44
13.3	Assignment	44
13.4	Modifications and Amendments	44
13.5	Notices	44
13.6	Governing Law	45
13.7	Waiver	45
13.8	No Agency	45
13.9	Survival of Certain Provisions	45
13.10	Headings	45
13.11	Counterparts	45
13.12	Entire Agreement	45

FOR IMMEDIATE RELEASE		57

EXHIBITS

Exhibit A – Average Sales Price and Net Sales (As of [*])

Exhibit B – Business Plan Outline

Exhibit C – Safety Agreement

Exhibit D – Physician Samples Cost

Exhibit E – Draft Press Release

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CO-PROMOTION AGREEMENT

This Co-Promotion Agreement (the “Co-Promotion Agreement” or this “Agreement”), dated December 6, 2004 (the “Effective Date”), is made by and between Solvay Pharmaceuticals Inc., a corporation organized and existing under the laws of the State Georgia and having a principal place of business at 901 Sawyer Road, Marietta, Georgia 30062, U.S.A. (“Solvay”), and CV Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 3172 Porter Drive, Palo Alto, California 94304, U.S.A. (“CV Therapeutics”).

RECITALS

1. Solvay has certain marketing and proprietary rights to the Product (as defined below);

2. Solvay and CV Therapeutics each have an internal sales and marketing organization to promote certain products to physicians and other health care professionals; and

3. Solvay and CV Therapeutics desire to share in marketing the Product by co-promoting and co-detailing the Product to selected physicians and other health care professionals within the Territory (as defined below) upon the terms and conditions contained herein.

Now, therefore, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following capitalized terms have the following meanings:

1.1 “Affiliate” of any Party means any Person, directly or indirectly, controlling, controlled by or under common control with the Party. For purposes of this definition, “control” means (a) in the case of corporate entities, direct or indirect ownership of more than fifty percent (50%) of the stock or shares having the right to vote for the election of directors and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of the non-corporate entity, provided, however, that for purposes of this Agreement, the term “Affiliate” shall not include subsidiaries in which a Party or its Affiliates owns a majority of the ordinary voting power to elect a majority of the Board of Directors, but is restricted from electing such a majority by contract or otherwise, until such time as such restrictions are no longer in effect.

1.2 “Alliance Manager” as to either of Solvay or CV Therapeutics, as the case may be, means a full time, senior level employee of either Solvay or CV Therapeutics, as the case may be, having primary oversight responsibility for the implementation of that Party’s obligations under this Agreement.

1.3 “Average Sales Price” means the weighted average result of the average sales price per dosage of the Product, with weighting based on the respective number of units of each dosage form sold. Namely, for each of the dosage forms of the Product, the average sales price per dosage is calculated by dividing Net Sales for each dosage form for the prior three months by the respective number of units of each dosage form sold over the same three month period. A calculation of the Average Sales Price of the Product effective as of approximately the Effective Date is set forth in Exhibit A to this Agreement.

1.4 “Baseline” means an amount of Net Sales of Product equal to [] quarterly, as may be adjusted from time to time during the Term as provided in Section 4.1 of this Agreement.

1.5 “Business Plan(s)” means one (1) or more plans detailing the activities to be performed by each Party in the Territory as more fully detailed in Article 2 of this Agreement.

1.6 “Commencement Date” means the [*] of the calendar month following [*] or [*]; provided, however, that CV Therapeutics may elect an earlier Commencement Date (on written notice to Solvay) if the initial Business Plan is approved by the JSC.

1.7 “Commercially Reasonable Efforts” means efforts and resources normally used by a Party for a product owned by it or to which it has rights, which is of similar market potential at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products and other relevant factors.

1.8 “Commitment Year” shall mean a 12 month period beginning on the Commencement Date and on subsequent anniversaries of the Commencement Date; provided, however, that the last Commitment Year may be for a term of less than 12 months until the end of the Commitment Term.

1.9 “Commitment Term” shall have the meaning set forth in Section 3.4(e).

1.10 “Compensation Schedule” shall have the meaning set forth in Section 4.1(a).

1.11 “CV Therapeutics Minimum Commitments” has the meaning set forth in Section 3.4(e).

1.12 “CV Therapeutics PSR” means a member of CV Therapeutics’ sales force.

1.13 “Cost of Goods” as applied to Section 4.1(c) only, means the fully burdened costs incurred by Solvay including without limitation materials, labor, Quality

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Assurance and overhead to manufacture, test, release, store, package and ship the Products, calculated in accordance with U.S. GAAP, . plus the Wholesalers Fee for Service.

1.14 “Detail” means a face-to-face meeting, in an individual or group practice setting, between one (1) or more physicians and one Solvay PSR or CV Therapeutics PSR, as the case may be, during which a complete Product presentation is communicated. When used as a verb, “Detail” means to engage in a Detail.

1.15 “Direct Detailing Expenses” means the following costs and expenses associated with a Party’s PSRs, District Managers and Sales Management Team: all costs and expenses of salary, benefits and taxes (including but not limited to base salary, incentive compensation and options); all costs and expenses of recruiting and hiring; all costs and expenses of automobiles, equipment and supplies; and all travel costs and expenses. Direct Detailing Expenses do not include the costs and expenses associated with any of the following: sales training; sales meetings; sales operations support, consultants and data; sales aids and promotional materials; and samples, sample management and sample accountability.

1.16 “District Manager” means a full time employee of either Solvay or CV Therapeutics, as the case may be, who is responsible for supervising the respective Party’s PSRs.

1.17 “EUROPA sNDA” means a supplemental new drug application to be submitted by Solvay with the FDA, which includes all of the necessary information, including, but not limited to, the EUROPA clinical trial data, report, datasets, financial disclosure information and the proposed product labeling based on the EUROPA trial to support a fileable supplemental new drug application.

1.18 “EUROPA sNDA FDA Approval” means that the FDA issues an approvable letter or approval letter with respect to the EUROPA sNDA and such regulatory action letter requires only the negotiation of final labeling in order to launch the Product under the EUROPA sNDA. In order for a regulatory action letter which requires the negotiation of final labeling to qualify as the “EUROPA sNDA FDA Approval” the negotiation of final labeling that would still be required cannot include negotiation of any major or substantial issues and the issues to be negotiated must be reasonably expected to be resolved within 30 days after receipt of the regulatory action letter.

1.19 “FDA” means the United States Food and Drug Administration.

1.20 “Interested Party Agreements” has the meaning set forth in Section 1.46.

1.21 “JCC” has the meaning set forth in Section 2.2.

1.22 “JSC” has the meaning set forth in Section 2.1.

1.23 “Market” means, when used as a verb, to market, sell, distribute, Promote or advertise a product.

1.24 “Net Sales” means the sum of the gross invoiced sales prices charged for the Product by Solvay, its Affiliates, sublicensees and distributors, to wholesalers, retailers,

pharmacies, hospitals or similar entities in the distribution chain, less value-added taxes (if any) levied on the sale, transfer, transportation or delivery of the Product borne by the seller thereof, and, to the extent specifically allocated to gross invoiced sales of the Product in finished form, which occur after the Commencement Date, less: (a) trade and/or quantity discounts, rebates or retroactive price reductions reasonably accrued for and adjusted quarterly to those actually allowed and properly taken that are normal and customary in the pharmaceutical industry; (b) amounts actually repaid or credited to customers by reason of rejections, recalls, defects or returns of finished Product; (c) chargebacks; and (d) cash discounts for timely payments reasonably accrued for and adjusted quarterly to those actually allowed and properly taken that are normal and customary in the pharmaceutical industry, calculated in accordance with U.S. GAAP. For avoidance of doubt, the Wholesalers Fee for Service will not be included as a deduction from gross invoiced sales prices. A calculation of the Net Sales of the Product effective as of approximately the Effective Date is set forth in Exhibit A to this Agreement, which calculation demonstrates the calculation of Net Sales from gross sales less all permissible deductions or adjustments described above.

1.25 “Party” means either of Solvay or CV Therapeutics and “Parties” means both of them.

1.26 “Person” means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.27 “Personnel” has the meaning set forth in Section 3.4(j).

1.28 “Primary Detail” means a Detail in which Product information is communicated by a Solvay PSR or CV Therapeutics PSR, as the case may be, to a physician with the specified content as defined from time to time by the Parties, where (i) such information is the first product information communicated by the Parties and (ii)[*] of the time and emphasis during such communication is focused on the Product.

1.29 “Product” means ACEON® (perindopril erbumine) tablets in finished form.

1.30 “Product sNDA(s)” means, collectively, the EUROPA sNDA and any other supplemental new drug application filing(s) (if any) submitted to the FDA relating to the Product during the Term.

1.31 “Product Promotional Guidelines” has the meaning set forth in Section 2.4(b).

1.32 “Product Promotional Materials” has the meaning set forth in Section 3.5(a).

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.33 “Promotion” means those activities, including, without limitation, detailing and distributing samples of a product, normally undertaken by a pharmaceutical company’s sales force to implement marketing plans and strategies aimed at encouraging the purchase and appropriate use of a particular prescription pharmaceutical product. When used as a verb, “Promote” means to engage in such activities.

1.34 “Promotional Expenses” means all costs and expenses of CV Therapeutics allocated to the Product, less all of CV Therapeutics Direct Detailing Expenses.

1.35 “PSR” means Professional Sales Representative, either a CV Therapeutics PSR or a Solvay PSR, and “PSRs” means both CV Therapeutics PSRs and Solvay PSRs.

1.36 “Quarterly JCC Meeting” has the meaning set forth in Section 2.2(a).

1.37 “Quarterly JSC Meeting” has the meaning set forth in Section 2.1(a).

1.38 “Residual Term” shall commence upon the expiration of the Commitment Term and continue as provided in Section 10.1(ii). As of such commencement of the Residual Term, CV Therapeutics’ obligations under Section 3.4(e) and 4.1(g), and any other obligation related to CV Therapeutics Minimum Commitments, shall terminate. All other obligations of the Parties under this Agreement shall continue in full force and effect, including, but not limited to, Solvay’s obligation to continue to compensate CV Therapeutics according to Section 4.

1.39 “Sales Call” means an interaction between a PSR and a physician or other health care provider in which the Product is the subject of a Detail.

1.40 “Sales Call Plan” means a plan established from time to time by the JCC and set forth in the Business Plan that sets forth, at a minimum, the profile of Target Physicians and the Detailing reach (i.e., number of physicians) and frequency (i.e., number of Details per physician and the relevant timing of such Details) objectives for the PSRs in a manner that reflects the agreed upon promotional effort for the Product as outlined in the Business Plan and this Agreement. The Sales Call Plan may be modified from time to time by the JCC.

1.41 “Sales Management Team” means one (1) or more regional directors of Solvay or CV Therapeutics, as the case may be, each of whom shall be (a) full time employees of Solvay or CV Therapeutics, as the case may be, and (b) primarily responsible for supervising a group of the District Managers within a geographic region of the Territory.

1.42 “Sales Territory” means one of the geographic regions within the Territory, as established from time to time by the JCC and set forth in the Business Plan, in which one or more PSRs will be assigned by Solvay and/or CV Therapeutics, as the case may be, to Promote the Product. The Sales Territories may be modified from time by the JCC.

1.43 “Samples” means individual physician sample units of the Product containing at least seven (7) tablets per unit.

1.44 “Sample Receipt Forms” means those multi-part paper or electronic forms for the purpose of recording Detail and Sample request and receipt activity performed by PSRs during Sales Calls. These forms are also used as Sample receipts on which to obtain a physician’s signature in acknowledgment of the physician’s receipt of a Sample.

1.45 “Secondary Detail” means a Detail in which Product information is communicated by a PSR to a physician with the specified content as defined from time to time by the Parties, where (i) such information is the second product information communicated by the PSR and (ii) [*] of the time and emphasis during such communication is focused on the Product.

1.46 “Solvay Interested Parties” means, collectively, (a) Les Laboratories Servier (“Solvay’s Licensor”), including its affiliates Adir, Biopharma, Oril, and (b) Solvay Pharmaceuticals Marketing & Licensing (“SPML”, formerly known as Dutraco), in each case with which Solvay has previously entered into contractual relationships relating to the Product (the “Interested Party Agreements”) and under which Solvay will continue to be bound and obligated by during the Term.

1.47 “Solvay Minimum Commitments” has the meaning set forth in Section 3.4(e).

1.48 “Solvay Promotional Review Committee” has the meaning set forth in Section 3.5(a).

1.49 “Solvay PSR” means a member of Solvay’s sales force.

1.50 “Target Physicians” means those physicians who meet the profile of Target Physicians established by the JCC and set forth in the Business Plan as may be modified from time to time by the JCC.

1.51 “Technical Agreement” has the meaning set forth in Section 7.4.

1.52 “Term” has the meaning set forth in Section 10.1.

1.53 “Territory” means the United States and its territories and possessions, including, without limitation, Puerto Rico.

1.54 “Trademark” has the meaning set forth in Section 3.6(b).

1.55 “Wholesalers Fee for Service” means those fees, if any, actually paid by Solvay to its wholesalers and resellers of the Product. Per EITF 01-9, these fees may be considered a reduction of net sales according to US G.A.A.P. For the purposes of this agreement, the parties agree that these fees will be included in the definition of Cost of Goods and not included as a reduction of gross sales in the definition of Net Sales.

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.56 “Working Group” has the meaning set forth in Section 2.3, and includes (without limitation) the “Managed Care Working Group” or “MCWG” under Section 2.3(a) and the “Joint Regulatory Working Group” or “JRWG” under Section 2.3(b).

2. Governance and Business Plan

2.1 Joint Steering Committee.

(a) Structure. The Parties shall establish a Joint Steering Committee (the “JSC”) within ten (10) days of the Effective Date to oversee the JCC and relationship of the Parties under this Agreement, as described below. The JSC shall be comprised of at least three (3) representatives from each Party, each with appropriate decision-making authority. The chairperson of the JSC will be designated by Solvay. The chairperson shall distribute a draft agenda prior to, and meeting minutes reasonably promptly following, each meeting of the JSC. The JSC shall meet periodically as needed, but in no event less than once during each calendar quarter (each, a “Quarterly JSC Meeting”), in person (with locations to alternate between the Parties) or by teleconference as mutually agreed, to discuss matters within its purview. The members of the JSC shall seek to make all determinations to be made by them unanimously following full discussion thereof (with each Party’s representatives having, collectively, one (1) vote). If the JSC is unable to reach a unanimous decision on any matter, the dispute will be referred to the respective CEOs of each Party who shall attempt to resolve the matter in good faith. Should the Parties’ respective CEOs fail to reach agreement on a particular matter, the JSC will continue to apply and adhere to the previously agreed to plans and obligations, including the previously agreed to Business Plan, until such time (if any) as the matter can be resolved.

(b) Duties. The JSC shall be the forum for and shall be responsible for (i) executive and strategic management of the Parties’ relationship under this Agreement, including the review and approval of all Business Plans for execution by each Party during the Term, which shall contain at a minimum the items attached as described in Section 2.4 below and Exhibit B to this Agreement and shall be prepared by the JCC as provided in Sections 2.2 and 2.4; (ii) dispute resolution between the Parties (including matters referred by the JCC); (iii) oversight of all Working Groups (if any) of the JSC; and (iv) communications between the Parties regarding Coversyl (a product marketed by Solvay’s Licensor). In addition, the JSC through the Joint Regulatory Working Group (as defined below) and otherwise, shall be responsible for coordinating and managing the process and content relating to all Product sNDA(s) including the EUROPA sNDA

2.2 Joint Commercialization Committee.

(a) Structure. The Parties shall establish a Joint Commercialization Committee (the “JCC”) during the Term, which shall be comprised of at least three (3) members from each Party, each with appropriate decision-making authority. The chairperson of the JCC will be designated by CV Therapeutics. The chairperson shall distribute a draft agenda prior to, and meeting minutes reasonably promptly following, each meeting of the JCC. The JCC shall meet periodically as needed, but in no event less than once during each calendar quarter (each, a “Quarterly JCC Meeting”), in person (with locations to alternate between the Parties) or by teleconference as mutually agreed, to discuss matters within its purview. The members of the

JCC shall seek to make all determinations to be made by them unanimously following full discussion thereof (with each Party’s representatives having, collectively, one (1) vote). If the JCC is unable to reach a unanimous decision on any matter, CV Therapeutics will be entitled to make all decisions relating to Marketing and Promotion of the Product that are consistent with and within the scope of the then-approved Business Plan, except in any of the following cases: (i) where Solvay, acting in good faith, has a legal or regulatory concern relating to the Product and its role as holder of the Product NDA, in which case the dispute will be referred to the JSC under Section 2.1 to attempt to resolve the matter in good faith (and if the JSC is unable to resolve the matter in good faith, to the respective CEOs of each Party as provided in Section 2.1); and (ii) as to material decisions where this Agreement expressly specifies and requires mutual agreement of the Parties (for example, with respect to Product pricing). Should the JSC (or the Parties’ respective CEOs, under Section 2.1) fail to agree on a particular matter, the JCC shall continue to apply and adhere to the previously agreed to plans and obligations, including the previously agreed to Business Plan, until such time (if any) as the matter can be resolved.

(b) Duties. The JCC shall have the overall responsibility to manage and coordinate all marketing, sales and commercialization activities relating to the Product in order to implement the then-current JSC-approved Business Plan. In addition, the JCC shall coordinate the activities of the Parties to implement the Business Plan, which activities shall include, without limitation, developing advertising, marketing and promotional strategies, reviewing Product pricing, developing managed care contracting criteria, developing and establishing all Product Promotional Guidelines, Sales Call Plans, Sales Territories and Target Physician lists. The JCC shall be responsible for drafting all Business Plans relating to the Product for JSC approval, for executing all JSC-approved Business Plans relating to the Product, and for overseeing all Working Groups (if any) of the JCC.

2.3 Working Groups. From time to time during the Term, the JSC and/or JCC may establish and delegate duties to other committees, sub-committees, or directed teams (each, a “Working Group”) on an “as needed” basis to oversee particular projects or activities. Each such Working Group shall be constituted and shall operate as the JSC or JCC, as the case may be, determines; provided that each Working Group shall have approximately equal representation from each Party except as otherwise mutually agreed by the Parties. Working Groups may be established on an ad hoc basis for purposes of a specific project, for the life of the Product, or on such other basis as the JSC or JCC, as the case may be, shall determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC or JCC, as the case may be, that established such Working Group. In no event shall the authority of the Working Group exceed that specified for the JSC or JCC, as the case may be, under this Article 2. Without limiting the generality of the foregoing, as of the Effective Date, the Parties have agreed on the following Working Groups to function during the Term, unless determined otherwise by the JSC or the JCC, as the case may be:

(a) Managed Care Working Group. The Parties shall establish a “Managed Care Working Group” or “MCWG” of the JCC to provide coordination with respect to managed care-related activities under this Agreement, with each Party having managed care and marketing representation. The chairperson of the Managed Care Working Group will be designated by CV Therapeutics. The chairperson shall distribute a draft agenda prior to, and meeting minutes reasonably promptly following, each meeting of the Managed Care Working

Group. The Managed Care Working Group shall meet periodically as needed as agreed upon, but in any event, no less frequently than once per calendar quarter, in person or by teleconference as agreed upon. The Managed Care Working Group will be responsible for covering Product-related contracting (including government contracting), discounts, rebates, pull-through plans and chargebacks as provided in greater detail in Section 3.4(f).

(b) Joint Regulatory Working Group. The Parties shall establish a “Joint Regulatory Working Group” or “JRWG” of the JSC within ten (10) days of the Effective Date to provide regulatory, clinical, and biometrics representation and review and approval of all key Product sNDA documents by both Parties with respect to the Product sNDA(s) including the EUROPA sNDA, and with respect to the Product. The chairperson of the JRWG will be designated by Solvay. The JRWG shall meet periodically as needed and agreed upon, but in any event no less than once quarterly, in person or by teleconference as agreed upon. The JWRG shall be responsible for the Product sNDAs (including the EUROPA sNDA) and providing input with respect to the Product as provided in greater detail in Section 7.1.

(c) Alliance Managers. Each Party shall appoint and notify the other Party of its respective Alliance Manager, including any changes in such designation from time to time during the Term.

2.4 Business Plan.

(a) Business Plan. The principal mechanism by which the Parties will coordinate their respective Marketing and Promotion activities under this Agreement will be through agreement on one (1) or more Business Plans, each to be prepared by the JCC, reviewed and approved by the JSC and periodically updated as set forth herein. No later than ninety (90) days after the Effective Date, the JCC shall submit a draft initial Business Plan to the JSC for review and approval. The initial Business Plan will cover an agreed upon initial period of time (not to exceed the end of calendar year 2005). Periodically thereafter, but no less frequently than annually, the JCC shall be responsible for preparing updated drafts of additional Business Plans for JSC review and approval, with each such Business Plan to cover a full calendar year period commencing no later than for calendar year 2006. Each draft annual Business Plan shall be ready for presentation to JSC not later than each September 1st, and shall be approved by the JSC not later than each November, in each case for the year preceding that year to which such annual Business Plan applies. The JCC shall assign responsibilities for updating the Business Plan(s) and preparing annual plans, budgets and revenue forecasts contained therein, according to a schedule and using a process that will enable the JSC and the JCC, as the case may be, to submit comments and supplement such Business Plan and matters contained therein in a timely fashion.

(b) Plan Contents. Each Business Plan shall, at a minimum, include: a review of the marketplace and competition; Marketing and Promotion objectives/strategies for the Product; clinical and publication support plans and plans (if any) for Phase IIIb/IV studies and investigator-sponsored studies; delineation of Sales Force efforts, including a profile of Target Physicians, a Sales Call Plan, and a Samples plan; general delineation of Sales Territories; strategies and plans for Product pricing, inventory requirements and distribution; budgets; and revenue and expense forecasts for the Product in the Territory. The Business Plan shall also contain agreed upon promotional guidelines for the Product (the “Product Promotion Guidelines”), which shall be updated from time to time as necessary or desirable. Such Business Plan shall be in a form generally consistent with the outline attached hereto as Exhibit B, and shall include, among other items, the overall level of anticipated resource commitments on the part of each Party in the relevant time period. Each Business Plan shall also include a multi-year projection of Product plans, budgets and forecasts.

3. Appointment and Obligations.

3.1 Exclusive Co-Promotion Arrangement. Solvay, as the owner of the exclusive rights in the Territory to the Product, hereby appoints CV Therapeutics, on an exclusive basis (except as to Solvay), and CV Therapeutics agrees, to Promote and Detail the Product in the Territory, commencing on the Commencement Date and continuing thereafter during the Commitment Term, jointly with Solvay, in accordance with the terms and conditions of this Agreement. Notwithstanding the previous sentence, Solvay may enter into co-promotion arrangements with its Affiliates; provided that it shall notify CV Therapeutics in writing of any such Affiliate arrangement, and provided further that Solvay guarantees the performance by any such Affiliate under this Agreement. Solvay may enter into co-promotion arrangements with third parties only as permitted under Section 3.2.

In implementing its obligations under this Agreement and as further described elsewhere in this Agreement, CV Therapeutics shall provide sales training materials and training and Solvay shall be solely responsible for the supply and distribution of the Product. The Parties specifically agree that, except as agreed upon by the JCC and JSC (including under a JSC approved Business Plan) or otherwise expressly permitted under this Agreement or agreed to in writing by the Parties, CV Therapeutics shall not sell or distribute the Product, place journal or other advertisements for the Product, issue press releases regarding the Product, conduct opinion leader development activity in connection with the Product, establish or participate in advisory boards concerning the Product, participate in or conduct peer selling activity concerning the Product, enter into or discuss with customers or potential customers (except as otherwise permitted under Section 3.4(f) of this Agreement) contracts for the sale of or discounts or rebates on the sale of Product or conduct other general marketing activities (other than the Detailing of the Product to the extent expressly permitted by this Agreement) with respect to the Product.

3.2 Change of Exclusivity. Solvay agrees and understands that CV Therapeutics would not enter into this Agreement, but for its exclusive nature. If Solvay desires to enter into a co-promotion agreement concerning the Product with a third party, it must first request prior written consent from CV Therapeutics, which shall be provided only after this Agreement is revised, as agreed to between the Parties, as to the obligations of the Parties, compensation arrangement, and coordination of co-promotion with such third party. However, if Solvay seeks to terminate this Agreement in good faith for cause under Section 10.2, and if after the sixty (60) day cure period CV Therapeutics’ breach remains uncured and this Agreement is terminated by Solvay under Section 10.2, Solvay may immediately enter into co-promotion agreements with third parties regarding the Product, without notice to CV Therapeutics. So as to enable Solvay to be able to promptly enter into any such third party agreements upon such termination, Solvay may commence discussions with potential third party co-promotion partners during the above sixty (60) day cure period, even if CV Therapeutics is diligently curing said breach, but may not enter into any such arrangement until this Agreement has been terminated under Section 10.2 and the terms of the forgoing provisions have been satisfied.

3.3 Undertaking by CV Therapeutics not to Compete. During the Term, CV Therapeutics shall not Market and shall cause each CV Therapeutics PSR not to Market, in the Territory, any angiotensin converting enzyme (ACE) inhibitor or any angiotensin receptor blocker (ARB), until such time as the CV Therapeutics Minimum Commitment expires or is no longer in effect under this Agreement (including as a result of early expiration, if any, under Section 3.4(e) below).

3.4 Co-Promotion Obligations.

(a) Marketing and Promotion Planning, Strategy and Content. During the Term, subject to JSC approval of the Business Plan, the JCC shall have exclusive responsibility with respect to Marketing and Promotion planning and strategy for the Product and the content of Product Promotional Guidelines. Subject to JSC approval of the Business Plan, the JCC shall have final authority for the Product’s Marketing and Promotion strategies and plans, identification of Target Physicians, Sales Call Plans, and the strategies and plans with respect to the Product Promotional Materials; provided, however, that prior to first use, the form and content of any and all Product Promotional Materials shall be subject to the approval of Solvay and CV Therapeutics as provided in Section 3.5(a) below.

(b) Co-Promotion; PSRs. As of the Effective Date for Solvay and as of the Commencement Date for CV Therapeutics, and thereafter during the Commitment Term, each Party shall, at its sole expense, diligently Promote the Product in the Territory in accordance with the terms and conditions of this Agreement. The Parties will Promote the Product in the Territory in accordance with the Marketing and Promotion strategies determined by the JCC under Section 3.4(a) and set forth in the then-current JSC-approved Business Plan. During the Term, neither Party will engage in any activities with respect to the Product that are outside or inconsistent with the then-current JSC-approved Business Plan for the Product, except with prior express approval of the JCC and JSC.

In connection therewith, as of the Effective Date for Solvay and as of the Commencement Date for CV Therapeutics, and thereafter during the Commitment Term, each Party shall maintain, in the Territory, a well-trained sales force consisting of full-time PSRs to Promote the Product using Product Promotional Materials generated by CV Therapeutics and reviewed and approved as provided in Section 3.5(a) below prior to first use. Each Party will supervise its respective sales force and be responsible for its remuneration, incentives and, subject to Section 3.4(c) below, general and Product-specific sales training. The Solvay PSRs and District Managers shall remain exclusively under the authority of Solvay and the CV Therapeutics PSRs and District Managers shall remain exclusively under the authority of CV Therapeutics.

(c) Sales Management. Each Party shall be responsible for supervising its PSRs. In connection therewith, as of the Effective Date for Solvay and as of the Commencement Date for CV Therapeutics, and thereafter during the Commitment Term, each Party shall provide a sufficient number of full time employees to serve as District Managers.

Each Party may, but shall not be obligated to, designate one (1) or more full time employees to serve as regional directors having the responsibility for supervising a group of such Party’s District Managers in a particular geographic region of the Territory. Each Party shall provide the other Party with contact information for its District Managers and regional directors (if any) and shall update that information periodically. For the avoidance of doubt, each Party’s regional directors and District Managers may communicate directly with their counterparts of the other Party to support each Party’s obligations under this Agreement.

(d) Business Plan. The JCC shall prepare and the JSC shall review and approve Business Plan(s) for the Product under this Agreement as provided in Section 2.4.

(e) Details; CV Therapeutics Minimum Commitments; Solvay Minimum Commitments; Commitment Term. After the Commencement Date and thereafter during at least the Commitment Term (defined below), the Parties will detail and promote the Product in accordance with the JSC-approved Business Plan under Section 2.4 and JCC-approved strategies and tactics under Section 3.4(a), including by satisfying the specific commitments set forth in this Section 3.4(e). During the Term, neither Party will engage in any activities with respect to the Product that are outside or inconsistent with the then-current JSC-approved Business Plan for the Product, except with prior express approval of the JSC.

After the Commencement Date and thereafter during the Commitment Term, (i) CV Therapeutics at its own expense will be required to deliver a [*] per Commitment Year to Target Physicians, which amount will be prorated for any partial Commitment Year, until the Commitment Year, if any, in which CV Therapeutics launches a second product, and starting with the Commitment Year of the second product launch, CV Therapeutics will be required to deliver a [*] per Commitment Year to Target Physicians, which amount will be prorated for any partial year (collectively the “CV Therapeutics Minimum Details Commitment”); and (ii) CV Therapeutics will support the Marketing and Promotion of the Product under this Agreement in accordance with the then-current JSC-approved Business Plan with a minimum investment of [*] per Commitment Year (the “CV Therapeutics Minimum Marketing and Promotion Investment Commitment”), which amount will be prorated for any partial Commitment Year. This aggregate dollar amount will include all of CV Therapeutics’ costs and expenses for Marketing and Promotion under this Agreement except for Direct Detailing Expenses (which Direct Detailing Expenses shall not be counted towards satisfaction of CV Therapeutics’ expenditure commitment hereunder). CV Therapeutics’ Minimum Details Commitment and CV Therapeutics Marketing and Promotion Investment Commitment under this Section 3.4(e) are referred to herein, collectively, as the “CV Therapeutics Minimum Commitments”.

The CV Therapeutics Minimum Commitments will commence as of the Commencement Date and will terminate automatically upon the earlier of November 10, 2008 or when a generic to perindopril is approved by the FDA (the “Commitment Term”). During the Commitment Term, the CV Therapeutics’ Minimum Details Commitment and the

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

CV Therapeutics Marketing and Promotion Investment Commitment automatically will decrease by [*] if (A) Solvay has not submitted the EUROPA sNDA by December 31, 2004, (B) the FDA does not accept the EUROPA sNDA for review within the standard sixty (60) days after submission, or (C) EUROPA sNDA FDA Approval is not obtained within ten (10) months after submission. Any automatic [*] reduction hereunder in the CV Therapeutics’ Minimum Details Commitment and the CV Therapeutics Marketing and Promotion Investment Commitment and the CV Therapeutics Minimum Commitments, if applicable, will continue until sixty (60) days after the date of EUROPA sNDA FDA Approval, at which time the CV Therapeutics’ Minimum Details Commitment and the CV Therapeutics Marketing and Promotion Investment Commitment and the CV Therapeutics Minimum Commitments automatically will be fully reinstated. For the avoidance of doubt, the Parties understand that any step down in the CV Therapeutics Minimum Commitments will be proportional for any given Commitment Year. By way of example only, [*], then the total CV Therapeutics’ Minimum Details Commitment for that Commitment Year will be [*] and the CV Therapeutics Marketing and Promotion Investment Commitment for that Commitment Year will be [*].

After the Effective Date and thereafter until the end of the Commitment Term, Solvay, at its own expense, will be required to deliver a [*] per Commitment Year to Target Physicians (“Solvay Details Commitment”) and [*] per Commitment Year (”Solvay Samples Commitment”), which amounts will be prorated for any partial Commitment Year. Solvay Details Commitment and Sample Commitment under this Section 3.4(e) are referred to herein, collectively, as the “Solvay Minimum Commitments.” If Solvay would like to provide less than the Solvay Minimum Commitments, or would like to increase its number of Secondary Details per year to Target Physicians [*], it shall notify CV Therapeutics in writing and the Parties shall agree in advance in writing on such change(s).

In no event shall any PSR or any member of the Sales Management Team for one Party at any time identify, either expressly or through implication, themselves as a an employee or agent of the other Party.

(f) Managed Care. The managed care strategy will be defined by the Managed Care Working Group under Section 2.3(a) above and approved by the JSC under Section 3.4(a). CV Therapeutics may (i) participate in discussions and negotiations with potential customers such as managed care organizations and (ii) utilize its own managed care resources to contact new potential managed care customers provided by CV Therapeutics to Solvay; provided that Solvay shall remain solely responsible, as the owner of the Product, for all contracting and final price negotiations to potential customers, subject to this Section 3.4(f) and Section 3.5(g). Commencing as of the Effective Date and thereafter during the Term, on a quarterly basis in conjunction with a meeting of the Managed Care Working Group, (i) the Parties will agree on parameters for Product-related managed care contracting, and (ii) CV Therapeutics must approve in advance (A) any new contracts and pricing relating to the Product, (B) any contract renewals relating to the Product with new or revised terms, and (C) any new

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

rebates, chargebacks or discounts that affect the net price of the Product (other than government-mandated rebates, which Solvay may implement without the prior approval of CV Therapeutics). For any renewals of contracts that do not contain new or revised terms, Solvay shall provide CV Therapeutics with written notice within ten (10) days of execution of such renewal on the same terms as the previous contract, but CV Therapeutics’ approval thereof shall not be required hereunder.

(g) Data Collection and Reporting Systems. As soon as practicable, but in any event prior to the Commencement Date, each Party, at no expense to the other Party, will establish and, during the Term and the three (3)-year period following the expiration or earlier termination of this Agreement, maintain true and accurate data collection and reporting systems for both Details performed and Samples distributed by such Party’s PSRs or any member of such Party’s Sales Management Team.

(h) Sales Force Incentive Plan. As soon as practicable, but in any event prior to the Commencement Date, each Party shall establish and, throughout the Commitment Term, maintain a sales force incentive plan for its PSRs and Sales Management Team responsible for the Promotion of the Product in the Territory, which in each case shall be consistent with the incentive plan and promotional strategy determined by the JCC and set forth in the Business Plan. [*] of such [*] shall be [*].

(i) Monthly Updates and Quarterly Report. Starting as of the Effective Date for Solvay and as of the Commencement Date for CV Therapeutics, at the end of every month during the Term, the Parties shall provide each other a written update providing Product and market information, including but not limited to the number of Details, Samples, gross sales, Net Sales and managed care updates. All such monthly reports shall be for the month just completed, except that all Sample reports shall be for the prior month (and CV Therapeutics shall not be required to provide reports on Sampling to Solvay prior to forty (40) days after the close of the month covered by the Samples report). Starting as of the Effective Date for Solvay and as of the Commencement Date for CV Therapeutics, at the end of each calendar quarter during the Term, each Party will provide to the JCC a quarterly written update providing Product and market information, including but not limited to numbers of Details, Samples, gross sales, Net Sales and managed care updates. Promptly after the Effective Date, the Parties will agree on mutually acceptable monthly and quarterly written report formats and contents (including the foregoing content); provided that each Party may reasonably request report modifications and/or additional Product-related information from time to time, particularly to satisfy accounting, regulatory or legal requirements, including, but not limited to, the Sarbanes-Oxley Act of 2002, as amended and all United States Securities an Exchange Commission (SEC) rules and regulations relating thereto. In each case, each Party shall provide a final report within thirty (30) days of the end of such period. In addition, with respect to the required report of Net Sales only, Solvay shall provide CV Therapeutics a preliminary report within five (5) business days of the end of each applicable period.

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(j) Personnel. During the Term, each Party shall (i) maintain all necessary personnel and payroll records for such Party’s PSRs, Sales Management Team and any other employee or agent that is involved in performing such Party’s obligations under this Agreement (collectively, “Personnel”); (ii) compute the wages and other compensation of the Personnel and withhold applicable Federal, State, and local taxes and Federal FICA payments; (iii) remit employee withholdings to the proper governmental authorities and make employer contributions for Federal FICA and Federal and State unemployment insurance payments; (iv) pay net wages and fringe benefits, if any, directly to the Personnel; and (v) provide for liability and Workers’ Compensation insurance coverage applicable to the Personnel.

(k) Equal Opportunity Employer. During the Term, each Party shall not discriminate because of race, color, religion, sex, age, national origin, disability or status as a Vietnam veteran, as defined and prohibited by applicable law, in the recruitment, selection, training, utilization, promotion, termination or other employment-related activities concerning such Party’s Personnel. In addition, each Party represents and warrants that it is, and shall continue to be during the Term, an equal opportunity employer and shall comply with all applicable Federal, State and local laws and regulations including, to the extent required by such laws and regulations, Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967; the Immigration Reform and Control Act of 1986; the Americans with Disabilities Act; Executive Order 11246; the Rehabilitation Act of 1972; the Vietnam Era Veterans Readjustment Assistance Act of 1975; and any applicable additions or amendments to any of the foregoing.

(l) Compliance with Laws and Regulations. In connection with the Marketing and Promotion of the Product in the Territory and all other activities under this Agreement, each Party shall comply and shall cause each of its respective Personnel, including, without limitation, each PSR, to comply with all applicable laws and regulations in the Territory, including but not limited to all Federal and State Medicare and Medicaid anti-kickback statutes and regulations, the Prescription Drug Marketing Act of 1987 (“PDMA”) and regulations thereunder, the Food, Drug, and Cosmetic Act (“FD&C Act”) and regulations thereunder, and the Healthcare Insurance Portability & Accountability Act of 1996 (“HIPAA”) and regulations thereunder.

3.5 Responsibilities of the Parties.

(a) Product Promotional Materials; CME and Grants. All materials used in the Promotion of the Product or related to the Product that constitute advertising or labeling as defined under applicable laws and regulations in the Territory (collectively, the “Product Promotional Materials”), will be subject to the review and approval of an existing internal working committee at Solvay (the “Solvay Promotional Review Committee”) in advance of first use. CV Therapeutics will participate as a member in the Solvay Promotional Review Committee in connection with the review and approval of all Product Promotional Materials as provided herein. CV Therapeutics will submit all proposed Product Promotional Materials to the Solvay Promotional Review Committee at least seven (7) days prior to the next meeting of the Solvay Promotional Review Committee for review and approval, which meeting to review such submitted materials must be held within fourteen (14) days of such submission. Solvay shall permit CV Therapeutics to participate, in person or by phone, in any meeting of the

Solvay Promotional Review Committee to discuss and jointly approve any such proposed Product Promotional Materials. Once approval has been granted by the Solvay Promotion Committee, Solvay shall within forty-eight (48) hours, submit such materials to Solvay’s Licensor and to SPML/Biopharma as required by their respective Interested Party Agreements, and Solvay will also submit all such Product Promotional Materials to the FDA on a timely basis if and as necessary.

CV Therapeutics, at its sole expense, shall be responsible for the production of all Product Promotional Materials for the Product; provided, however, that Solvay shall reimburse CV Therapeutics for the costs and expenses of the production of all Product Promotional Materials provided to Solvay PSRs and Solvay Sales Management Team. All Product Promotional Materials shall comply with the Product Promotional Guidelines set forth in the then-current Business Plan, and neither CV Therapeutics nor Solvay shall distribute or permit any use of any materials within the above definition of Product Promotional Materials that are not approved by the Solvay Promotional Review Committee as provided herein. Each Party shall be responsible, at its own expense, for distributing Product Promotional Materials to their respective PSRs and Sales Management Team, and for ensuring use only of Product Promotional Materials approved as provided hereunder. Product Promotional Materials shall be used only for the purposes of this Agreement and all unused quantities of such Product Promotional Materials shall be properly destroyed upon expiration or earlier termination of this Agreement. The quality and form of the Product Promotional Material selected by the JCC and approved by the Solvay Promotional Review Committee shall be adequate to meet the Marketing and Promotion objectives set forth in the then-current JSC-approved Business Plan.

For the avoidance of doubt, CME and grant programs shall be part of the Business Plans prepared by the JCC pursuant to Section 2.4 of this Agreement, will not be considered Product Promotional Materials for purposes of this Agreement, and will not be the subject of separate review or approval even if such CME or grant program is not reflected on such Business Plan; provided such grant is for a de minimus amount.

(b) Samples. Solvay shall use its Commercially Reasonable Efforts to provide CV Therapeutics with Samples for distribution to Target Physicians in accordance with Section 11 of this Agreement. With respect to the distribution of Samples to CV Therapeutics, Solvay will be responsible, at its own expense, for delivering the Samples to one (1) site location, and one (1) site location only, to be selected by CV Therapeutics. Each Party shall cause, and shall maintain written procedures to ensure that all of its PSRs comply with all applicable laws, rules and regulations relating to the distribution of, and accountability for, Samples, including but not limited to the PDMA and regulations thereunder. Sample Receipt Forms, final reconciliation reports, signature audit data and findings, and for-cause investigation reports and associated data with respect to Samples of the Product for distribution in the Territory or otherwise for distribution to customers in the Territory for free, where the purpose of the free supply is to maximize sales and market share during the Term, shall be generated from compliance reports, accountability cards and the like produced by CV Therapeutics or Solvay, as the case may be, and shall be maintained by the Party for a period of not less than three (3) years. CV Therapeutics shall fully cooperate with Solvay in the production and delivery of any such documentation as may be requested or required by FDA and/or other governmental agencies. CV Therapeutics shall compile Sample reports on the Sample Receipt Forms that are completed and returned by each CV Therapeutics PSR, and shall share such reports with Solvay as provided in Section 11.

Solvay agrees that CV Therapeutics may develop its own, or with a third party, Sample systems, policies, procedures and documentation (including Sample Receipt Forms), subject to Solvay review and approval for use with the Product.

(c) Sales Training. Promptly following the Effective Date, Solvay shall provide CV Therapeutics with complete copies of all existing current training materials relating to the Product. As soon as practicable, but in any event before the Commencement Date, CV Therapeutics shall, at its own expense, organize and conduct one (1) or more sales training meetings at a location or locations selected by CV Therapeutics to educate the CV Therapeutics’ PSRs and CV Therapeutics’ Sales Management Team on the Product and the Promotion thereof. CV Therapeutics shall direct the CV Therapeutics PSRs and each member of CV Therapeutics’ Sales Management Team to attend at least one (1) such sales training meeting. After the initial sales training meeting described herein, CV Therapeutics shall, at its own expense, periodically provide additional training to the CV Therapeutics’ PSRs and CV Therapeutics’ Sales Management Team during the Commitment Term. Such additional training shall be conducted on an as needed basis in CV Therapeutics’ reasonable discretion, provided, however, that upon Solvay’s reasonable written request, not more frequently than once per year during the Commitment Term, CV Therapeutics shall conduct, at regular CV Therapeutics sales meetings and at CV Therapeutics’ expense, additional sales training sessions for the CV Therapeutics PSRs and CV Therapeutics’ Sales Management Team. All training of the CV Therapeutics PSRs and CV Therapeutics’ Sales Management Team members shall be conducted by experienced sales training personnel. CV Therapeutics shall be responsible for all expenses incurred in connection with the training of its designated sales training personnel, the CV Therapeutics PSRs and the CV Therapeutics Sales Management Team. Each Party shall have the right to have one (1) or more of such Party’s employees attend, at such Party’s expense, any Product sales training meetings held by the other Party. Solvay shall be responsible, at its own expense, for making copies of and distributing to the Solvay PSRs and Solvay’s Sales Management Team, Product related sales training materials, and for maintaining adequate training of its designated sales training personnel as well as the Solvay PSRs and Solvay Sales Management Team.

(d) Promotional Claims. CV Therapeutics and Solvay each agree to limit the claims of efficacy and safety for the Product made by the Parties’ respective PSRs and Sales Management Teams to those that are consistent with FDA-approved labeling for the Product in the Territory. Neither Party shall add, delete or modify claims of efficacy or safety in its Promotion of the Product nor make any changes in Product Promotional Materials approved by the Solvay Promotional Review Committee pursuant to Section 3.5(a) above. Each Party’s Detailing and Promotion of the Product shall be in strict adherence to all regulatory, professional and legal requirements including, without limitation, FDA regulations and guidelines concerning the advertising of prescription drug products, the American Medical Association’s Guidelines on Gifts to Physicians, the PhRMA Code on Interactions with Health Care Professionals, the ACCME Standards for Commercial Support of Continuing Medical Education and the Product Promotion Guidelines in the then-current JSC-approved Business Plan for the Product, and any approved updates thereto.

(e) Communications with Sales Representatives. Each Party shall have full responsibility for the dissemination of information regarding the Product to its Sales Management Team and PSRs based on the Product Promotional Guidelines and the Product Promotional Materials approved by the Solvay Promotional Review Committee pursuant to Section 3.5(a) above. All written communications including sales training materials from CV Therapeutics to CV Therapeutics’ Sales Management Team and the CV Therapeutics PSRs concerning the Promotion of the Product to Target Physicians, other than communications described in the next sentence, shall be subject to prior written approval by the JCC or the Solvay Promotional Review Committee, as the case may be. Prior approval will not be required for communications that do not contain any drug information other than Product name, description and price (e.g., tactical memos, competitive alerts and other routine business reports that do not contain any substantive drug information about the Product).

(f) Conduct of Studies. CV Therapeutics will not initiate or conduct any pre-clinical or clinical studies for the Product without the prior written approval of Solvay.

(g) Submission of EUROPA sNDA. Solvay shall submit the EUROPA sNDA for the Product to the FDA by no later than December 31, 2004 and agrees not to [*] without the prior written approval of CV Therapeutics.

(h) Pricing. The overall pricing strategy for the Product shall be set forth in the JSC-approved Business Plan. Initial Product pricing shall be the pricing of the Product as of the Effective Date. Following such initial Product pricing, Solvay shall have exclusive responsibility and authority with respect to the pricing of the Product, provided, however, that (i) Solvay shall consult with and, thirty (30) days prior to any change, shall inform CV Therapeutics of list price increases or decreases for the Product in the Territory before such information is generally announced to the trade by Solvay, and (ii) Solvay shall [*] the Product [*]. Solvay shall maintain all pricing records and methods relating thereto, including discounts, and shall bear sole responsibility for any miscalculations based on such methods and penalties for errors thereto and no such miscalculations or errors shall result in any reduction in Net Sales.

(i) Manufacturing; Distribution; and Sale of Product. Solvay at its own expense shall be solely responsible for all activities relating to manufacture, supply and distribution of the Product (including Samples, which shall be at Solvay’s expense in the case of Samples for the Solvay PSRs) in the Territory, including, without limitation, order processing, inventory warehousing, delivery to customers, invoicing and collection of receivables. Solvay shall have the sole right and responsibility to arrange for all distribution of the Product in the Territory, and to effect and account for all sales and, subject to Sections 3.4(f) and 3.5(h) above, to establish and modify the terms and conditions with respect to the sale of the Product, including any terms and conditions relating to or affecting the price at which the Product will be sold, any discount attributable to payments on receivables, distribution of the Product, credit to be granted or refused and the like. Solvay will process, administer and pay any and all rebates, chargebacks and discounts; provided, however, that CV Therapeutics approve any new rebates,

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

chargebacks or discounts before Solvay signs and implements them as provided in Section 3.4(f) above, except for government-mandated rebates which may be implemented without the prior approval of CV Therapeutics.

During the Term, Solvay shall use its Commercially Reasonable Efforts to manufacture, supply and distribute sufficient Product (including Samples with adequate shelf life as specified in Section 11.1) to satisfy the CV Therapeutics Minimum Commitments and support the then-current JSC-approved Business Plan and JCC-approved strategies under Section 3.4(a) above. During the Term, Solvay shall provide CV Therapeutics with quarterly manufacturing forecast and an assessment of its ability to satisfy its manufacturing, supply and distribution obligations hereunder for the most current revenue forecast for the next four (4) quarters. Solvay agrees to meet promptly with CV Therapeutics (in person or by teleconference as agreed upon) to address any reasonable concerns of CV Therapeutics relating to manufacturing, supply or distribution capacity and/or quality under this Agreement.

(j) Process Changes by Solvay. CV Therapeutics shall have the right to review and approve in advance, such approval not to be unreasonably withheld, any changes contemplated or proposed by Solvay to any process that will impact the safety, strength, purity, integrity, or quality (SSPIQ) of the Product.

3.6 Ownership of Product.

(a) Ownership of Product. Solvay retains and shall retain all proprietary and property interests in and to the Product until the point of sale. Solvay’s NDC number shall at all times remain on the Product. CV Therapeutics will not have nor represent that it has any control over, or proprietary or property interests in, the Product. Nothing contained in this Agreement shall be deemed to grant to CV Therapeutics or its Affiliates any license, right, title or interest in or to any patent, trademark, copyright, trade secret or other similar property of Solvay, except as may be authorized herein or otherwise, in writing, by Solvay, as applicable, for CV Therapeutics to Promote and Detail the Product pursuant to this Agreement.

(b) Trademark. The Product shall be Promoted by CV Therapeutics in accordance with the terms and conditions of this Agreement under the trademark “Aceon®” (the “Trademark”) owned or controlled by Solvay and all goodwill associated with the use of the trademark will inure to the benefit of Solvay. Because the maintenance of the Trademark is the responsibility of Solvay’s Licensor under the Interested Party Agreements, Solvay will monitor Solvay’s Licensor’s compliance therewith and will notify CV Therapeutics promptly in writing with respect to any developments with respect to the Trademark. Solvay hereby grants to CV Therapeutics the right to use the Trademark solely with respect to Detailing and Promoting the Product in the Territory pursuant to the terms and conditions contained in this Agreement, and does not grant to CV Therapeutics any property right or interest in the Trademark or any other trademarks, designs, logos, slogans, taglines, trade names or trade dress that Solvay or its Affiliates own, use or control. CV Therapeutics’ logo will be used on all Product Promotional Materials, but not on Product packaging. Solvay’s logo will be used on all Product Promotional Materials and all Product packaging.

3.7 Patents. This Agreement does not grant to CV Therapeutics any license, right, title or interest in or to any patent applications or patents of Solvay, except to the extent necessary to allow CV Therapeutics to Promote the Product in accordance with the terms and conditions of this Agreement.

3.8 No Distribution by CV Therapeutics. The Parties recognize that CV Therapeutics may from time to time receive orders for the Product directly from third parties. In such event, CV Therapeutics shall promptly advise the customer that CV Therapeutics is not authorized to accept orders for the Product and it will use its Commercially Reasonable Efforts to provide the customer with adequate information to complete the customer’s order directly with Solvay. Solvay shall assume all shipping and handling charges with respect to such orders.

4. Compensation.

4.1 Compensation Arrangement.

(a) Subject to the provisions of subsections (b) through (g) below, throughout the Term (as defined in Section 10.1), on a calendar quarterly basis, Solvay hereby agrees to split revenues with CV Therapeutics by paying to CV Therapeutics a percentage of Solvay’s Net Sales of the Product pursuant to the following compensation schedule (the “Compensation Schedule”)1:

(i) Prior to FDA approval of Product labeling changes in connection with the final approval of the EUROPA sNDA regulatory filing:

QUARTERLY NET SALES	SOLVAY PERCENTAGE OF NET SALES	CV THERAPEUTICS PERCENTAGE OF NET SALES
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

[1]	[*]

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(ii) Commencing with the first full calendar quarter occurring after FDA approval of Product labeling changes in connection with the final approval of the EUROPA sNDA regulatory filing:

QUARTERLY NET SALES	SOLVAY PERCENTAGE OF NET SALES	CV THERAPEUTICS PERCENTAGE OF NET SALES
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

(iii) The Baseline will be prorated for any partial calendar quarter occurring during the Term. The initial value of the Baseline will be [*] per calendar quarter. If the EUROPA sNDA FDA Approval is obtained prior to November 1, 2005, then the Baseline shall be increased to [*] in the quarter in which the EUROPA sNDA FDA Approval is obtained. In addition, the Baseline will be adjusted proportionately for any net effective price increases or decreases for the Product established by Solvay during the Term, subject to the other terms of this Agreement. Any such proportional adjustment shall be calculated as follows:

B x (1 + (OASP/OLP) x (NLP-OLP)/OLP) = adjusted Baseline resulting from price change, where

B means the Baseline prior to adjustment hereunder,

OASP means the old Average Selling Price of the Product (prior to the price change),

OLP means the old Product list price (prior to the price change), and

NLP means the new Product list price (after the price change) such that the ratio (NLP-OLP)/OLP equals the percentage change in list price.

By way of example only, [*].

(iv) If Net Sales of the Product in any calendar quarter that begins after September 30, 2005 are less than the Baseline amount applicable for that calendar quarter, the difference between the actual Net Sales and the applicable Baseline amount for that quarter shall be added to the Baseline amount for the next calendar quarter, but only for that next calendar quarter, for a carryforward of such unused Baseline amount.

(b) If upon mutual agreement in advance by both Parties, Solvay delivers [*] Details in any given year, and this amount constitutes [*] for the Product by Solvay

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

and CV Therapeutics, the Compensation Schedule will be renegotiated in good faith in advance by the Parties. For the avoidance of doubt, both Parties agree that no unilateral changes shall be permitted.

(c) In the event of the approval of a generic perindopril by the FDA during the Term, beginning on the first day of the next calendar quarter after such approval, Solvay shall cease to pay CV Therapeutics pursuant to 4.1.a and shall instead pay CV Therapeutics pursuant to this section 4.1.c. as follows: Solvay shall pay CV Therapeutics [*] based on the following calculation: CV Therapeutics shall receive [*] during the [*] .

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

By way of example only:

[*] [*]
[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]	[*]
[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
			[*]	[*]
[*]			[*]	[*]
[*]	[*]		[*]
[*]			[*]
[*]			[*]	[*]

[*]			[*]	[*]
[*]
[*]
[*]	[*]
[*]	[*]
[*]	[*]

[*]	[*]	[*]	[*]
[*]		[*]	[*]
[*]		[*]	[*]
[*] [*]

(d) In the event the Product is recalled or withdrawn from the market, the Parties agree to negotiate, in good faith, an adjustment to the Baseline, and the provisions of Sections 7.2 (including the automatic Baseline adjustment in the case of a manufacturing–related recall) and 10.2(d) shall also apply.

(e) In the event that CV Therapeutics terminates this Agreement prior to the end of the Commitment Term for any reason, other than for cause under Section 10.2(a),

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effective as of the effective date of such termination, CV Therapeutics will not be entitled to receive further payments under this Section 4.1 except for previously owed or accrued amounts that have not yet been paid to CV Therapeutics (if any).

(f) In the event that this agreement has not been terminated pursuant to Section 10 prior to the end of the Commitment Term, CV Therapeutics will be compensated according to the above schedule until the termination of the Residual Term.

(g) If CV Therapeutics does not meet the CV Therapeutics Minimum Commitments as defined in Section 3.4 (e) of this agreement for any Commitment Year the following in this Section 4.1(g) shall apply. For the purposes of this Section 4.1(g) [*] and the [*] shall be [*] the CV Therapeutics Minimum Commitment [*] during the [*] CV Therapeutics Minimum Details Commitment for that [*] during the [*]. If the [*] shall be that the [*] for each of the [*] with the first [*]. If the [*] shall have [*] for each of the [*].

By way of example only, [*] the first [*] CV Therapuetics Minimum Commitments [*] and CV Therapeutics [*] as follows:

[*]

If Solvay does not meet the Solvay Minimum Commitments as defined in Section 3.4 (e) of this Agreement for any Commitment Year the following provision in this Section 4.1(g) shall apply. For the purposes of this Section 4.1(g), [*] and the [*] shall be [*]. The [*] shall be [*] the Solvay Minimum Details Commitment [*] during the [*] Solvay Minimum Details Commitment for that [*] during the [*]. If the [*] shall be that the [*] for each of the [*] with the first [*]. If the [*] shall have [*] for each of the [*]. By way of example only, [*] as follows:

[*]

4.2 Payment Terms.

(a) Payment of Compensation Payments; Statements. Subject to the other terms of this Agreement Solvay shall make any compensation payments owed to CV Therapeutics in United States Dollars, quarterly within thirty (30) days following the end of each calendar quarter for which such sales are deemed to occur (as provided in the next sentence), using the wire transfer provisions of this Section 4.2. For purposes of determining when a sale of any Product occurs under this Agreement, the sale shall be deemed to occur on the earlier of (i) the date the Product is shipped or (ii) the date of the invoice to the purchaser of the Product. Each compensation payment shall be accompanied by a written statement for the calendar quarter covered by such statement, specifying: the gross sales and Net Sales in the Territory showing deductions specified in Section 1.24; the applicable compensation rate under this Agreement, applying the Compensation Schedule and other terms of Section 4.1; and the

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compensation payments payable in United States Dollars, including an accounting of all deductions taken in the calculation of Net Sales.

(b) Taxes. All payments hereunder shall be made free and clear of any taxes, duties, levies, fees or charges.

(c) Wire Transfers. All payments hereunder shall be made to CV Therapeutics by bank wire transfer in immediately available funds to CV Therapeutics in accordance with the wire instructions set forth below, which may be changed only by written notice to Solvay from the Chief Financial Officer of CV Therapeutics under Section 13.5.

[*]

(d) Overdue Compensation Payments. Subject to the other terms of this Agreement, compensation payments not paid to CV Therapeutics within the time period set forth in this Section 4 shall bear interest at a rate of one and one half percent (1.5%) per month or the highest rate allowed under law, whichever is lower, until paid in full.

5. Record Keeping; Reporting and Audits.

5.1 Details and Samples. The Parties shall keep complete and accurate records of (i) all Details delivered by the PSRs and the District Managers, and (ii) with respect to Samples delivered by the PSRs, the quantity and dates of delivery of such Samples to each physician. Each Party also shall keep its copies of the completed Sample Receipt Forms. In addition, CV Therapeutics shall keep complete and accurate records of all of its costs and expenses for Marketing and Promotion under this Agreement (except for Direct Detailing Expenses).

5.2 Compensation Payments. Solvay and its Affiliates shall keep for at least three (3) years from the end of the calendar year to which they pertain, complete and accurate records of sales by Solvay and its Affiliates of the Product, in sufficient detail to allow the accuracy of the compensation payments to be confirmed.

5.3 Manufacturing Costs for Samples Provided to CV Therapeutics. Solvay shall keep for at least three (3) years following the end of the calendar year to which they pertain complete and accurate records of all of Solvay’s manufacturing costs for Samples supplied to CV Therapeutics hereunder, in sufficient detail to allow the accuracy of the direct out-of-pocket costs to be confirmed.

5.4 Financial Audit Rights. Subject to the other terms of this Section 5.4, at the request of either Party upon at least ten (10) business days’ prior written notice from the requesting Party to the other Party, and at the expense of the requesting Party (except as otherwise provided herein), the other Party shall permit an independent certified public

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accountant reasonably selected by the requesting Party and reasonably acceptable to the other Party to inspect (during regular business hours) the relevant records required to be maintained by the other Party under this Section 5.4. At CV Therapeutics’ request, the accountant shall be entitled to review the then-preceding three (3) years of Solvay’s records under this Section 5 for purposes of (i) verifying CV Therapeutics’ compensation payments and cost of Samples, including verification of Solvay’s gross sales, Net Sales, Average Sales Price, Sample costs, and Solvay’s determination of numbers of Details and Samples provided by Solvay and its Affiliates under Section 3.4(e), or (ii) complying with the Sarbanes-Oxley Act of 2002, as amended, including, but not limited to all United States Securities an Exchange Commission (SEC) rules and regulations relating thereto. At Solvay’s request, the accountant shall be entitled to review the then-preceding three (3) years of CV Therapeutics’ records under this Section 5 for purposes of verifying CV Therapeutics’ costs and expenses for Marketing and Promotion under this Agreement (except for Direct Detailing Expenses) and determination of numbers of Details provided by CV Therapeutics under Section 3.4(e). In every case the accountant must have previously entered into a confidentiality agreement with both Parties substantially similar to the provisions of Section 12 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to this Section 5.4. Results of any such review shall be made available to both Parties and shall be binding on both Parties.

If any review reveals a deficiency in the calculation of compensation payments resulting from any underpayment by Solvay, Solvay shall promptly pay CV Therapeutics the amount remaining to be paid (plus interest thereon at the rate provided in Section 4.2(d) above), and if such underpayment is by ten percent (10%) or more, Solvay shall also pay all costs and expenses of the review. If any review reveals a deficiency in the calculation of Solvay’s Sample Costs resulting in any overpayment by CV Therapeutics, Solvay shall promptly refund CV Therapeutics the amount of any such overpayment (plus interest thereon at the rate provided in Section 4.2(d) above), and if such overpayment is by ten percent (10%) or more, Solvay shall also pay all costs and expenses of the review. If any review reveals that CV Therapeutics has not met the CV Therapeutics Minimum Commitments as defined in Section 3.4(e) for any calendar year, then Section 4.1(g) shall apply, and if any review reveals that Solvay has not met the Solvay Minimum Commitments as defined in Section 3.4(e) of this Agreement for any calendar year, then Section 4.1(g) shall apply.

5.5 Monthly and Quarterly Reports. Within fifteen (15) business days after the end of each month during the Term, each Party shall provide to the other Party the raw data of Sales Call activity, and within forty (40) days after the end of each month during the Term, each Party shall provide the other Party with Sample disbursements for the preceding month, all as provided in the remainder of this Section 5.5. All such monthly reports shall be in the form of a written report, and, at the other Party’s option, an electronic file, each formatted in such manner as may be reasonably requested by the other Party (taking into account each Party’s existing computer systems), for each Sales Territory and on a cumulative basis for the entire Territory, setting forth the following information (and such modifications and/or additional Product-related information as either Party may reasonably request from time to time, particularly to satisfy accounting, regulatory or legal requirements):

(a) the number of Primary and Secondary Details delivered by each PSR during such month and on a cumulative basis for all PSRs and District Managers for such month;

(b) the number of Primary and Secondary Details delivered by the PSRs to each physician during such month, sorted by non-Target Physicians and Target Physicians;

(c) the total number of Samples delivered by each PSR during the preceding month and on a cumulative basis for all PSRs and District Managers during the preceding month;

(d) the number of Samples delivered to each physician by the PSRs and District Managers during the preceding month, which report shall also identify each such physician as either a Target Physician or a non-Target Physician;

(e) the number of Samples remaining in inventory and in each PSRs and each District Manager’s inventory on the last day of the preceding month;

(f) the calculated percentage of total Details delivered by the PSRs during such month which were Details to Target Physicians;

(g) from Solvay only, a calculation of the estimated Net Sales and estimated compensation for such month; and

(h) from Solvay only, a statement of inventory provided to Solvay from its distributors.

After the end of each calendar quarter during the Term, at the same time as the written statement from Solvay set forth in Section 4.2(a) above, each Party shall provide to the other Party with a written report, and, at the other Party’s option, an electronic file, each formatted in such manner as may be reasonably requested by the other Party (taking into account each Party’s existing computer systems), for each Sales Territory and on a cumulative basis for the entire Territory, setting forth the same information as the foregoing clauses (a) through (g) in this case covering the calendar quarter; provided, however, that Solvay’s written report to CV Therapeutics shall accompany its written statement to CV Therapeutics under Section 4.2(a) above.

6. Relationship and Publicity.

6.1 Relationship of Parties. Neither Party shall have any responsibility for the hiring, termination, compensation or benefits of the other Party’s Personnel. No Personnel of either Party shall have any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s authorized written approval. For all purposes, and notwithstanding any provision of this Agreement to the contrary, the legal relationship of the Parties under this Agreement shall be that of independent contractors.

6.2 Public Announcements. Subject to Section 12.5 and except as otherwise required by applicable law or regulation or the terms of this Agreement, neither Party shall distribute or have distributed any publicity or information that bears the name of the other without the prior written approval of the other. Notwithstanding the foregoing, but still subject to Section 12.5, either Party may issue a press release or other public announcement to announce the co-promotion arrangement contemplated hereunder. The press release to be issued upon execution of this Agreement is attached to this Agreement as Exhibit E. Nothing in this Agreement shall prohibit CV Therapeutics from discussing this Agreement generally with investors and potential investors, analysts, and the media, provided, however, that any such discussions shall be in material compliance with United States securities laws and regulations, including, but not limited to, Regulation FD.

6.3 Publications. The Parties understand that the Interested Party Agreements contain obligations related to scientific publications. Solvay shall use all Commercially Reasonable Efforts to comply with such obligations and CV Therapeutics shall cooperate reasonably in support of such compliance. Solvay shall provide CV Therapeutics copies of any proposed scientific publications relating to the Product received from a Solvay Interested Party within two (2) business days of such receipt for CV Therapeutics approval, not to be unreasonably withheld, and CV Therapeutics will review and respond to Solvay within thirty (30) days after receipt. CV Therapeutics shall provide Solvay with any proposed scientific publication relating to the Product at least sixty (60) days in advance of any planned publication date for submission to the relevant Solvay Interested Party as required under the appropriate Interested Party Agreement.

7. Regulatory Compliance.

7.1 Marketing Authorization and Regulatory Matters.

(a) The Parties shall agree, in good faith, through the JCC and the JRWG (as provided in Section 2.3(b) above), on all actions, including, but not limited to regulatory strategy, contents of Product sNDA sections, and Product sNDA prosecution and labeling relating to the Product (including the Parties’ respective efforts and activities related to the EUROPA sNDA submission to FDA and to review and ultimate action thereon by FDA). Through the JRWG or otherwise, both companies shall review and mutually agree upon all key Product sNDA documents (including the EUROPA sNDA), including all proposed and final Product labeling and all responses to FDA relating thereto, and Solvay shall hold final Product sNDA sign-off authority. In addition, Solvay will permit CV Therapeutics (through the JRWG or otherwise) to participate in all Solvay project team meetings (or joint meetings with Solvay Interested Parties) related to any Product sNDA(s) (including the EUROPA sNDA), as well as to participate as an active member in all FDA meetings and scheduled teleconferences (including any meetings or teleconferences held in preparation of such FDA meetings and teleconferences) relating to the Product; and Solvay shall promptly provide CV Therapeutics with copies of all Solvay internal minutes and correspondence, and FDA minutes and correspondence, including those relating to such meetings and teleconferences. In the event that an FDA advisory committee review is scheduled for the Product during the Term, CV Therapeutics will be entitled to actively participate with Solvay (and all Solvay Interested Parties, if any) on all activities related to the preparations and presentations, including the actual meeting.

(b) Subject to the foregoing provisions and Section 7.6 below, Solvay shall have the sole right and responsibility between the Parties to take, and shall take, such actions with respect to the Product and such other actions as would normally be taken in accordance with the accepted business practices and legal requirements in the pharmaceutical industry in order to maintain the authorization to Market the Product as a pharmaceutical product in the United States. Solvay shall own or hold legal responsibility and maintain the new drug application with respect to the Product and will retain responsibility for all regulatory filings for the Product as required under the Interested Party Agreements and applicable laws and regulations.

7.2 Recalls. Solvay shall immediately notify CV Therapeutics if Solvay determines in good faith that there is potential for a Product recall and shall present to the JSC its basis for the recall sufficiently prior to any such recall date to enable CV Therapeutics to review such basis and cooperate with Solvay with respect to such recall as provided below. After discussion with the JSC, Solvay shall have the final good faith decision-making authority for such recall. The Parties shall allocate responsibilities between them for any such recall, such as, for example, distributing notices of the recall and collecting samples. At Solvay’s request and expense, CV Therapeutics shall reasonably assist Solvay in handling any recalls of the Product. CV Therapeutics will make available to Solvay, upon request and at Solvay’s expense, all pertinent records of CV Therapeutics that Solvay may reasonably request to assist Solvay in effecting any such recall.

(a) In the event of any manufacturing-related recall of Product (including Samples) hereunder, for purposes of Section 4.1 above, the Baseline automatically will be reduced by the amount [*] equal to the amount [*] by the [*] the Product [*] by the [*].

7.3 Returns. Any Product returned to CV Therapeutics shall be shipped to Solvay’s nearest facility, with any reasonable direct cost to be paid by Solvay.

7.4 General; Adverse Drug Experiences and Product Complaints; Product Audits. In general under this Agreement, the Parties agree that Solvay shall be responsible for processing all adverse event reports and Product complaints as required under the Interested Party Agreements and applicable laws and regulations. Both Parties will collaborate in developing procedures for providing Solvay information related to adverse events and Product complaints, with such agreed upon procedures to be evidenced by a separate agreement as an addendum to this Agreement (the “Technical Agreement”). The Technical Agreement will also contain procedures for providing CV Therapeutics information related to adverse events and Product complaints, including but not limited to the following documentation and information: copies of all documentation received from or provided to the FDA with respect to the Product, including but not limited to annual product reviews and CMC submissions; all safety data for the Product including expedited safety reports and all periodic safety update reports received from Solvay’s Licensor; all GCP and GMP audit reports; and all Product complaint reports. In addition, the Technical Agreement shall provide CV Therapeutics with access to records

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(including GMP audit reports) and inspection rights, to assess Solvay’s continued ability to manufacture and provide Product and Samples as required under this Agreement and protect CV Therapeutics’ investment in the arrangement under this Agreement.

7.5 Product Inquiries. If CV Therapeutics, or any CV Therapeutics PSR, receives any inquiries about the Product, CV Therapeutics’ responsibilities shall be as follows:

(a) For questions that CV Therapeutics PSRs are unable to answer concerning Product identification, Product availability or general inquiries, CV Therapeutics shall contact Solvay Customer Service at 1-800-241-1643, option 1 (or such other person, address and phone number as Solvay may designate from time to time by written notice to CV Therapeutics).

(b) For medical inquiries, including those related to information outside of labeling or which CV Therapeutics PSRs are unable to answer, such medical inquiries shall go to CV Therapeutics’ Medical Information whenever the inquiries originate from CV Therapeutics PSRs. CV Therapeutics Personnel shall generate and provide prompt responses to such inquiries on CV Therapeutics letterhead, using Solvay’s standard responses where appropriate, and generating responses to unique requests where necessary. CV Therapeutics shall provide any such unique response to Solvay for comment via telecopy (under the notice provisions of Section 13.5 below) at least two (2) business days in advance.

(c) Promptly after the Effective Date, Solvay shall provide CV Therapeutics with copies of all of Solvay’s standard responses to medical inquiries, so that CV Therapeutics may use such responses as provided in Section 7.5 above to respond to medical inquiries and to generate responses to unique requests for Solvay comment.

7.6 Communications with FDA. All communications with the FDA concerning the Product shall be the sole responsibility of Solvay and shall be initiated solely by Solvay. Solvay shall keep CV Therapeutics promptly informed (including as provided in Sections 2.3(b) and 7.1 above), and shall provide CV Therapeutics promptly with all Solvay minutes and correspondence relating to teleconferences, meetings or other interactions with FDA with respect to the Product, and with copies of all FDA minutes and correspondence relating to the same. Solvay shall notify CV Therapeutics in advance of any planned communication with the FDA, and shall cooperate with CV Therapeutics regarding regulatory strategy for the Product as provided in Sections 2.3(b) and 7.1 above. CV Therapeutics, at its own expense, shall provide reasonable assistance to Solvay to the extent deemed necessary by Solvay to fully respond to such communications and shall have the right to participate in such communications with FDA, at CV Therapeutics’ discretion, as provided in Section 7.1.

7.7 Additional Responsibilities of the Parties.

(a) The Parties shall keep each other advised of significant market, economic, regulatory and other developments that may affect the Promotion of the Product in the Territory.

(b) Each Party shall report promptly to the other Party all other significant information concerning any complaint of any kind regarding the Product, its labeling,

quality or packaging, including, without limitation, any adverse drug experience not reported under the Technical Agreement.

(c) Solvay shall retain sole responsibility for satisfying all requirements regarding maintenance of approvals to Market the Product in the Territory.

7.8 Reports relating to Coversyl. If Solvay receives any sales or regulatory information, written or oral, from Solvay’s Licensor regarding Coversyl, it shall promptly provide such information, in writing, to CV Therapeutics.

8. Representations and Warranties.

8.1 Mutual Representations and Warranties. As of the Effective Date, each of Solvay and CV Therapeutics hereby represents, warrants and covenants to the other Party hereto that:

(a) it is a corporation or entity duly organized and validly existing under the laws of the State or other jurisdiction of its incorporation or formation;

(b) the execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any shareholder action or approval;

(c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(d) the execution, delivery and performance by such Party of this Agreement and its compliance with the terms and provisions hereof does not and will not conflict with or result in a breach of any of the terms and provisions of or constitute a default under (i) a loan agreement, guaranty, financing agreement, agreement affecting a product or other agreement or instrument binding or affecting it or its property; (ii) the provisions of its charter or operative documents or bylaws; (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound, or (iv) in the case of Solvay, any of the Interested Party Agreements;

(e) it shall at all times comply with all applicable laws and regulations relating to its activities under this Agreement; and

(f) during the Term, it and its Affiliates shall not, Market, Promote or sell the Product in violation of applicable laws, regulations and professional requirements in the Territory, including but not limited to all Federal and State Medicare and Medicaid anti-kickback statutes and regulations, the PDMA and regulations thereunder, the FD&C Act and regulations thereunder, HIPAA, FDA regulations and guidelines concerning the advertising of prescription drug products, the American Medical Association’s Guidelines on Gifts to Physicians, the PhRMA Code on Interactions with Health Care Professionals, and the ACCME Standards for Commercial Support of Continuing Medical Education, and any approved updates thereto.

8.2 Representations and Warranties of Solvay. As of the Effective Date, Solvay hereby represents, warrants and covenants to CV Therapeutics that:

(a) the Product (including Samples) shall have been manufactured and delivered in accordance with Product specifications and GMP regulations, and all applicable laws and regulations, including without limitation all applicable requirements of the Product sNDA(s);

(b) the Product shall not be adulterated within the meaning of Section 501 of the FD&C Act;

(c) it has the legal power to extend the rights granted to CV Therapeutics in this Agreement and has obtained all licenses from the Solvay Interested Parties necessary to enable CV Therapeutics to carry out its obligations and exercise its rights under this Agreement, and has not made and will not make any commitments to others inconsistent or in derogation of such rights;

(d) to the best of its knowledge, it has not received, and no Solvay Interested Party has received, any communications alleging that the manufacture, use, sale, offer for sale or importation of the Product has violated or would violate, nor is Solvay aware of any facts that would reasonably lead Solvay to conclude that such manufacture, use, sale, offer for sale or importation would violate, as the Marketing, Promotion and sale of such Product is contemplated by this Agreement, any patent, trademark, service mark, trade names, copyrights or trade secrets or any other proprietary rights of any third party;

(e) to the best of its knowledge, no claim is pending, or to the best of its knowledge, threatened to the effect that any patent or trademark owned by or licensed to Solvay and necessary or useful for CV Therapeutics to carry out its obligations under this Agreement (including the Trademark), is invalid or unenforceable and there is no known basis for any such claim (whether or not pending or threatened);

(f) as of the Effective Date, to the best of its knowledge, it is not aware of any activities by third parties which would constitute infringement or misappropriation of any intellectual property right owned or licensed to it relating to the Product; and

(g) as of the Effective Date, to the best of its knowledge, no facts or circumstances exist that would prevent filing of an sNDA for EUROPA by December 31, 2004 as provided under Section 3.5(g) of this Agreement.

9. Indemnification and Insurance.

9.1 Indemnification by CV Therapeutics. CV Therapeutics shall indemnify, defend and hold Solvay, and its officers, directors, agents, employees, and Affiliates, harmless from any claims, damages, causes of action, actions, liabilities, losses, costs and expenses, including costs of investigation and reasonable attorneys’ fees incurred hereunder (hereinafter, collectively, “Claims”) of a third party arising out of or in connection with (i) the breach by CV Therapeutics of any of its representations, warranties or obligations under this Agreement; (ii) the Promotion of the Product by CV Therapeutics in a manner that is beyond or materially inconsistent with what has been approved by the JCC or the JSC; (iii) any Claims brought by or on behalf of any CV Therapeutics PSR or member of CV Therapeutics’ Sales Management Team in connection with their employment or the performance of CV Therapeutics’ obligations under this Agreement; and (iv) any negligent act or omission of CV Therapeutics; except in any case to the extent such Claims are the responsibility of Solvay under Section 9.2. Solvay shall notify CV Therapeutics in writing of any such claims as follows: (a) within fifteen (15) days of Solvay’s receipt of service of process for the commencement of suit, or (b) for non-litigated matters, within thirty (30) days of Solvay’s receipt of notice thereof. Any failure by Solvay to notify CV Therapeutics as provided in the previous sentence shall not abrogate the indemnification obligations hereunder, if such failure does not materially harm or prejudice CV Therapeutics.

9.2 Indemnification by Solvay. Solvay shall indemnify, defend and hold CV Therapeutics, and its officers, directors, agents, employees, and Affiliates, harmless from any Claim of a third party arising out of or in connection with (i) the breach by Solvay of any of its representations, warranties or obligations under this Agreement; (ii) the Promotion of the Product by Solvay in a manner that is beyond or materially inconsistent with what has been approved by the JCC or the JSC; (iii) any theory of product liability concerning the development, testing, manufacture, promotion, sale or use of the Product by Solvay, its Affiliates or its sublicensees; (iv) any Claims brought by or on behalf of any Solvay PSR or member of Solvay’s Sales Management Team in connection with their employment or the performance of Solvay’s obligations under this Agreement; (v) any negligent act or omission of Solvay; (vi) any Claims that relate to activities or omissions unrelated to the co-promotion arrangement under this Agreement, whether inside or outside the Territory; and (vii) any Claims that relate to any Solvay arrangement under this Agreement with an Affiliate or (with CV Therapeutics’ consent) a third party to co-promote the Product in the Territory; except in any case to the extent such Claims are the responsibility of CV Therapeutics under Section 9.1. CV Therapeutics shall notify Solvay in writing of any such claims as follows: (a) within fifteen (15) days of CV Therapeutics’ receipt of service of process for the commencement of suit, or (b) for non-litigated matters, within thirty (30) days of CV Therapeutics’ receipt of notice thereof. Any failure by Solvay to notify CV Therapeutics as provided in the previous sentence shall not abrogate the indemnification obligations hereunder if such failure does not materially harm or prejudice Solvay.

9.3 Defense of Actions; Settlements. The indemnified Party shall permit the indemnifying Party, at the indemnifying Party’s expense, to assume the complete defense of any Claims with full authority to conduct such defense and to settle or otherwise dispose of the Claims. The indemnified Party, at the expense of the indemnifying Party, will fully cooperate in such defense and shall provide the indemnifying Party with all information in its possession and shall provide assistance necessary to enable the indemnifying Party to defend such Claims. The indemnifying Party will not, except with the consent of the indemnified Party, consent to the entry of any judgment or enter into any settlement with respect to such Claim that either (a) provides for any relief other than the payment of monetary damage or (b) does not include as an unconditional term thereof the giving by the claimant or plaintiff to the indemnified Party a full release from all liability in respect thereof. The indemnifying Party shall not be responsible for or bound by any settlement made by the indemnified Party with respect to such Claim without the prior written consent of the indemnifying Party.

9.4 Limitation of Liability. With respect to any claim by one Party against the other arising out of the performance or failure of performance of the other Party under this Agreement, the Parties expressly agree that the liability of such Party to the other Party for such breach shall be limited under this Agreement or otherwise at law or equity to direct damages only and in no event shall a Party be liable for indirect, special, punitive, exemplary or consequential damages. The limitations set forth in this Section 9.4 shall not apply with respect to the obligations of either Party to indemnify the other under Sections 9.1 or 9.2 in connection with a Claim of a third party.

9.5 Insurance. Solvay hereby represents that it currently carries, in full force and effect, product liability insurance against any claims judgments, liabilities and expenses for which it is obligated to indemnify CV Therapeutics under Section 9.2 of this Agreement, in such amounts and with such deductibles as are customary at the time for companies engaged in a similar business, and shall provide CV Therapeutics with written evidence of such insurance upon request.

10. Term and Termination.

10.1 Term.

(a) The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall include the Commitment Term and the Residual Term, as such terms are defined in this Agreement.

(i) The Commitment Term, as defined in Section 3.4(e) above, shall be effective as of the Commencement Date and if not terminated earlier pursuant to another provision of this Section 10, will continue until the earlier of November 10, 2008 or the date a generic to perindopril is approved by the FDA.; subject to a possible extension as set forth in 10.1(a)(iii) below.

(ii) The Residual Term shall be effective upon the termination of the Commitment Term. If the EUROPA sNDA FDA Approval is obtained by November 1, 2005, the Residual Term shall terminate three (3) years from the end of the Commitment Term. If EUROPA sNDA FDA Approval is not obtained by November 1, 2005, the Residual Term shall terminate four (4) years from the end of the Commitment Term.

(iii) In the event patent protection covering the Product is extended beyond November 10, 2009, CV Therapeutics shall have the option to extend the Commitment Term by the term of any such extension, subject to Solvay obtaining extension of its Interested Party Agreement with Solvay’s Licensor. Other elements of (a) above shall remain unchanged. Solvay shall provide CV Therapeutics with written notice of any proposed or planned patent extension at least one hundred eighty (180) days before the end of the Commitment Term in order to enable the Parties to cooperate on such extension.

10.2 Termination for Cause.

(a) Either Party may terminate this Agreement for breach if the other Party materially breaches this Agreement and fails to cure that breach within sixty (60) days of receipt of prior written notice from the non-breaching Party describing the alleged breach in reasonable detail and notifying the Party to which the notice is given of the notifying Party’s intention to terminate this Agreement under this Section 10.2(a) if the breach is not cured within the sixty (60) day period. Any such termination shall be effective only if the sixty (60) day period ends, the material breach remains uncured, and the terminating Party provides a second written notice to the other Party hereunder (after the cure period has concluded) specifying that the Agreement is terminated for breach hereunder.

(b) Solvay agrees that during the Term:

(i) Neither SPML nor Solvay shall terminate or modify the Solvay Interested Party Agreement(s) between them under any circumstances (including upon notices of breach thereunder) without CV Therapeutics’ advance written agreement, to be granted at CV Therapeutics’ sole discretion;

(ii) Neither SPML norSolvay shall modify the Solvay Interested Party Agreement(s) with Solvay’s Licensor under any circumstances (including upon notices of breach thereunder) without CV Therapeutics’ advance written agreement, to be granted at CV Therapeutics’ sole discretion; and

(iii) In the event SPML receives notice of termination by Solvay’s Licensor under the relevant Solvay Interested Party Agreement, Solvay shall (a) immediately provide such termination notice to CV Therapeutics; (b) immediately obtain SPML’s written commitment that SPML shall take immediate steps to timely cure any claimed breach.

(c) Either Party may terminate this Agreement by written notice to the other Party at any time upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by the other Party.

(d) During the Term, if the Product is withdrawn from the market in the Territory or Solvay is otherwise permanently prevented or prohibited from marketing, distributing or selling the Product in the Territory, including, without limitation, as a result of any action of any governmental agency or authority, court injunction or Product safety concerns on the part of Solvay or any governmental agency or authority, either Party shall have the right to terminate this Agreement with immediate effect by providing written notice of such termination to the other Party.

10.3 Termination Without Cause. CV Therapeutics shall have the right to terminate this Agreement without cause upon one hundred eighty (180) days’ advance written notice to Solvay.

10.4 Mutual Termination. This Agreement may be terminated at any time by mutual written consent of the Parties.

10.5 Effect of Termination. Upon any termination or expiration of this Agreement, CV Therapeutics will immediately cease any and all Promotion of the Product and CV Therapeutics will promptly destroy, or will cooperate with Solvay in the collection and return to Solvay of, all Product Promotional Materials, scientific literature relating to the Product, Samples, and other sales or sales training materials in the possession of CV Therapeutics, any CV Therapeutics PSR and/or any member of CV Therapeutics’ Sales Management Team, as promptly as practical after the date thereof. The foregoing destruction and/or returns shall be at Solvay’s expense if this Agreement has been terminated by CV Therapeutics under Section 10.2(a) or 10.2(d), and otherwise shall be at CV Therapeutics’ expense. In the event that CV Therapeutics terminates this Agreement prior to the end of the Commitment Term for any reason, other than for cause under Section 10.2(a), effective as of the effective date of such termination, CV Therapeutics will not be entitled to receive further payments under Section 4.1 except for previously owed or accrued amounts that have not yet been paid to CV Therapeutics (if any). Termination of this Agreement shall be without prejudice to (a) any remedies which either Party may then or thereafter have hereunder or at law, (b) either Party’s right to receive any amounts accrued under this Agreement prior to the termination date but which are unpaid or become payable thereafter and (c) either Party’s right to obtain performance of any obligation provided for in this Agreement which shall survive termination.

11. Samples.

11.1 Provision of Samples. Solvay shall provide Samples to CV Therapeutics, at Solvay’s actual cost, for use by CV Therapeutics in Promoting the Product to Target Physicians, including as provided in Section 3.5(b) above. The initial actual costs of such Samples are depicted in Exhibit D and may only be changed by Solvay upon thirty (30) days’ advance written notice to CV Therapeutics. In addition, any upward adjustment shall be based solely on specific material price increases charged by third parties that directly affects the Product. Solvay shall provide Samples to CV Therapeutics on a quarterly basis and in such amounts as needed by CV Therapeutics based on Physician Sample forecasts provided quarterly on a twelve (12) month rolling forecast to Solvay by CV Therapeutics.

All Samples provided by Solvay under this Agreement shall at the time of delivery by Solvay to CV Therapeutics hereunder, have at least eighteen (18) months of remaining shelf life based on Product labeling and the relevant date of manufacture. During the Term, Solvay shall provide adequate supplies of Samples to satisfy the CV Therapeutics Minimum Commitments and support the then-current JSC-approved Business Plan and JCC-approved strategies under Section 3.4(a) above. If Solvay fails to ship such adequate supplies of Samples, provided that such failure continues for at least sixty (60) days after written notice from CV Therapeutics to Solvay, Solvay will provide quantities of samples at no charge equal to the amount ordered during the supply interruption period.

11.2 Shipping of Samples. Solvay shall deliver Samples to CV Therapeutics at a single location designated by CV Therapeutics, which location shall be designated by CV Therapeutics on a quarterly basis, for distribution by CV Therapeutics to the CV Therapeutics PSRs and CV Therapeutics’ District Managers. The storage by CV Therapeutics, the CV Therapeutics PSRs and CV Therapeutics’ District Managers of such Samples shall be at CV Therapeutics’ expense and CV Therapeutics shall be responsible for storing such Samples or causing such Samples to be stored under label conditions and with adequate security to maintain the integrity and usability of such Samples. All Samples that are in the possession of CV Therapeutics, the CV Therapeutics PSRs or CV Therapeutics’ District Managers and that are undistributed by their expiration date shall be returned by CV Therapeutics, at its expense, to Solvay’s preferred destruction vendor, and destruction of such outdated Samples shall be at CV Therapeutics’ expense; provided, however, that if Solvay delivers Samples that do not meet the shelf life requirements under Section 11.1, all return and destruction shall be at Solvay’s expense.

11.3 Compliance with PDMA.

(a) CV Therapeutics shall be an “Authorized Distributor of Record” for the Product for purposes of the requirements of the PDMA and shall comply with the PDMA, FDA regulations and applicable State law requirements regarding the Marketing, sale and distribution of the Product, including, without limitation, applicable wholesale drug distribution licensing guidelines and requirements. Solvay shall have the right to audit the records and inspect the facilities of any warehouse or distribution agent identified by CV Therapeutics under Section 11.2 for the storage and distribution of Samples, on advance written notice to CV Therapeutics and during regular business hours. Upon request by Solvay, CV Therapeutics shall provide Solvay with copies of such agent’s State registration certificate as a licensed distribution center and State board of pharmacy inspection report. CV Therapeutics understands that no Samples shall be shipped until such agent is verified by Solvay to be in PDMA compliance.

(b) Each Party shall take all steps necessary to ensure that each Party’s PSR and each member of its Sales Management Team complies with the requirements of the PDMA, all regulations promulgated thereunder and each State’s companion PDMA statutes and regulations that relate to the distribution of Samples of a prescription drug product. This compliance includes, but is not limited to, obtaining written requests, obtaining the licensed healthcare professional’s signature for all Samples delivered, ensuring validity of the practitioner’s State license, storage of all Samples at label conditions and sending all documentation to the Party in a timely manner for retention.

(c) Each Party shall take all steps necessary to ensure that each Party’s PSR and each member of its Sales Management Team complies with all applicable rules and policies concerning all aspects of the storage, handling and distribution of Samples. This compliance includes, but is not limited to, distribution to all PSRs and all members of Sales Management Teams an appropriate “Sample Accountability System,” adherence to the provisions contained therein, and attendance by each Party’s PSRs and Sales Management Team at training classes on procedures for storage, handling and distribution of Samples.

(d) CV Therapeutics shall notify Solvay promptly upon learning that any Samples shipped by Solvay to CV Therapeutics have been lost or have not been received as scheduled.

(e) CV Therapeutics shall notify Solvay promptly upon learning that any of the subject Samples had not been properly handled or had been handled in a manner prohibited by law. CV Therapeutics shall take all steps necessary to aid and support Solvay in a full investigation of any suspected mishandling of Samples.

(f) If CV Therapeutics or any of its PSRs fails to comply or causes Solvay to fail to comply with applicable legal requirements and as a direct result a penalty(ies) is assessed against Solvay or any of its Affiliates or employees, then, subject to Section 9, CV Therapeutics shall hold harmless and indemnify Solvay, its Affiliates or its employees from any such civil or criminal penalty or other damages or losses related thereto, including reasonable attorneys’ fees, costs and expenses as provided in Section 9.1.

11.4 Additional Requirements. CV Therapeutics shall maintain and provide to Solvay, upon request, an updated written list of full names and addresses of each CV Therapeutics PSR and each member of CV Therapeutics’ Sales Management Team as well as the address of each site where Samples are stored. Solvay shall keep this information confidential and shall use this information solely to satisfy applicable legal or regulatory requirements under this Agreement and for no other purpose.

11.5 No-Recruitment. Neither Party shall, during the Term (and for one (1) year after any termination or expiration of this Agreement), recruit a PSR of the other Party for the recruiting Party’s sales force.

12. Confidentiality.

12.1 Requirements.

(a) Each Party agrees not to use Confidential Information (as hereinafter defined) furnished by the other Party for any purpose other than for purposes of performing its obligations under this Agreement. Each Party will treat Confidential Information furnished by the other Party with the same degree of care as it treats its own proprietary information and will not disclose the same, for a period of five (5) years after the expiration or earlier termination of this Agreement, to any third party without the prior written consent of the Party which furnished such information.

(b) If, to carry out its obligations under this Agreement, a Party must disclose Confidential Information of the other Party to a third party, such disclosing Party shall first require any such third party to be bound by the confidentiality provisions of this Agreement by requiring such third party to enter into an appropriate written confidentiality agreement. This provision shall not be applicable to confidential information disclosed by the Parties pursuant to Section 12.2 below.

12.2 Confidential Information. “Confidential Information” refers to all proprietary technical, business and Marketing information of the other Party (including, without limitation, all sales and Marketing plans) disclosed by one Party to the other, which information either (i) is deemed by this Agreement to be the disclosing Party’s Confidential Information or (ii) pursuant to this Section 12.2 is identified by the disclosing Party as such Party’s Confidential Information. If such information is disclosed in writing or other tangible form, the disclosing Party shall mark or otherwise identify in writing such information as “confidential” at the time of disclosure. If such information is disclosed orally, the disclosing Party, within thirty (30) days of such disclosure, shall summarize such information in writing, mark such written summary “confidential” and provide such written summary, so marked, to the other Party.

Notwithstanding the foregoing or any other provision in this Agreement to the contrary, a Party’s Confidential Information shall not include:

(a) information which at the time of disclosure is in the public domain or thereafter becomes part of the public domain through no breach of this Agreement by the receiving Party;

(b) information which the receiving Party can establish by competent written proof was in its possession at the time of disclosure by the disclosing Party and was not acquired, directly or indirectly, from the disclosing Party;

(c) information which the receiving Party receives from a third party; provided, however, that such information was not obtained by said third party, directly or indirectly from the disclosing Party; or

(d) information or data which is independently developed by the receiving Party without the reference to or any other use of the disclosing Party’s Confidential Information.

12.3 Disclosure Required by Law. Notwithstanding anything else in this Agreement, the receiving Party shall not be prohibited from disclosing Confidential Information of the disclosing Party to the extent such information is required to be disclosed to governmental agencies or by legal process or applicable laws or regulations, in which case the receiving Party will notify the disclosing Party in writing of the need for such disclosure and will cooperate with the disclosing Party to seek confidential treatment of the information.

12.4 Return of Confidential Information. Upon termination of this Agreement and upon the request of the disclosing Party, the receiving Party shall return all such Confidential Information and copies thereof in its possession, except that each Party may keep one (1) copy of such Confidential Information in its Law Department (or equivalent) confidential files solely for archival and compliance purposes and this copy will not be distributed in any manner without the express prior written permission of the disclosing Party.

12.5 Disclosure of Agreement. Except as expressly provided otherwise in Sections 12.1 or 12.3, neither Solvay nor CV Therapeutics shall release to any third party or publish in any way any non-public information with respect to the terms of this Agreement or concerning their cooperation without the prior written consent of the other, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, either Party may disclose the terms of this Agreement to the extent required to comply with applicable laws, including, without limitation, the rules and regulations promulgated by the United States Securities and Exchange Commission, and the Party intending to disclose the terms of this Agreement shall provide the nondisclosing Party an opportunity to review and comment on the intended disclosure which is reasonable under the circumstances (provided, however, that once such disclosure has been reviewed hereunder, the Parties may reuse such disclosure without further review hereunder).

13. Miscellaneous.

13.1 Force Majeure. Neither Party shall be liable to the other for delays in delivery of Product or failure to perform any other provision of this Agreement if such failure or delay results from an act of God, war conditions, sabotage, governmental regulations or actions, embargo, fire, strike, labor trouble or any other cause beyond the affected Party’s reasonable control. Upon the occurrence of any such event which results or will result in failure or delay to perform hereunder as described above, the Party whose performance is hereby prevented or delayed shall promptly give notice of such occurrence and the effect and/or anticipated effect of such occurrence on the performance of such Party to the other Party. The Party whose performance is so affected shall use reasonable efforts to minimize disruptions in performance and to resume full performance hereunder as soon as possible under the circumstances.

13.2 Severability. If and to the extent that any provision (or any part thereof) of this Agreement is held to be invalid, illegal or unenforceable, such holding shall in no way affect the validity, legality or enforceability of the remainder of this Agreement. In the event any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the Parties shall negotiate in good faith to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

13.3 Assignment. This Agreement shall not be assignable nor the rights hereunder transferred in any way by either Party except by prior written consent of the other Party, except in the case of a merger or acquisition or other disposition of all or substantially all of a Party’s assets to which this Agreement relates.

13.4 Modifications and Amendments. Any modification by a Solvay Interested Party or Solvay of any Interested Party Agreement that would materially alter CV Therapeutics rights under this Agreement, or any exercise by a Solvay Interested Party or Solvay US of their unilateral termination rights under such Interested Party Agreements requires CV Therapeutics’ advance written consent, which shall be granted by CV Therapeutics in its sole discretion. In all other respects, this Agreement shall not be modified or otherwise amended except pursuant to an instrument in writing executed and delivered by each of the Parties hereto.

13.5 Notices. Any notice to be given hereunder by either Party to the other Party shall be in writing and delivered personally, or sent by overnight delivery service or postage prepaid registered or certified U.S. Mail and shall be deemed given when delivered, if by personal delivery or overnight delivery service, or upon five (5) days after deposit in the mail if so sent by U.S. mail, and shall be addressed:

If to Solvay:	Solvay Pharmaceuticals Inc. 901 Sawyer Road Marietta, Georgia 30062 Attention: General Counsel

If to CV Therapeutics:	CV Therapeutics, Inc. 3172 Porter Drive Palo Alto, CA 94304 Attention: General Counsel
With Copy to:	Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, CA 94025 Attention: John E. Wehrli, Esq.

or to such other address as either Party shall hereafter designate by notice given in accordance with this Section. Additionally, any phone number or other contact information specified for a Party in this Agreement may be changed at any time by such Party upon providing written notice to the other Party of such change.

13.6 Governing Law. This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York, without reference to its conflicts of laws provisions.

13.7 Waiver. The failure of either Party to require the performance of any term, or the waiver of either Party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such terms or be deemed a waiver of any subsequent breach of the same or any other term.

13.8 No Agency. Nothing in this Agreement shall be construed to make the relationship of the Parties herein a joint venture, association or partnership or make the Parties agents of one another. The Parties are not authorized to act as agents of one another as to any matter or make any representations to any third parties indicating or implying the existence of any such agency relationship.

13.9 Survival of Certain Provisions. The provisions of this Agreement set forth in Sections 1, 3.2, 3.4(g), 3.7, 4.2, 5, 6, 7.1, 8, 9, 10.1, 10.5, 11.5, 12, 13.2, 13.5, 13.6, 13.7, 13.9, 13.10 and 13.12, to the extent applicable, and any remedies for the breach thereof, shall survive the expiration or any termination of this Agreement.

13.10 Headings. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

13.11 Counterparts. This Agreement may be executed in two or more counterparts, and signatures may be delivered by facsimile, each of which shall be deemed to be an original and all of which shall be deemed to constitute the same Agreement.

13.12 Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties and supersedes all previous and contemporaneous understandings, agreements and representations between the Parties, written or oral, with respect to the subject matter hereof.

[Signatures on next page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SOLVAY PHARMACEUTICALS INC.		CV THERAPEUTICS, INC.

By:	/s/ Harold H. Shlevin	By:	/s/ Louis G. Lange, M.D., Ph.D.

Name:	Harold H. Shlevin	Name:	Louis G. Lange, M.D., Ph.D.
Title:	President and Chief Executive Officer	Title:	Chairman and Chief Executive Officer

EXHIBIT A

AVERAGE SALES PRICE AND NET SALES

[*]

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT B

BUSINESS PLAN OUTLINE

I.	Executive Summary

II.	Market Analysis

III.	Product Profile

•	Product Description

•	Indications

•	Clinical Experience and Program

•	Formulation, Packaging and Administration

IV.	SWOT Analysis

V.	One (1) – year Sales Forecasts

•	Units, Dollars, Prescriptions, Market Share

VI.	Objectives

•	Communication

•	Sales

•	Market Share

•	Managed Care/Formulary

VII.	Key Issues

VIII.	Strategies

•	Product Positioning

•	Audiences

•	Sales Force

•	Managed Care/Formulary

IX.	Tactics

•	Market Research

•	Product Promotional Guidelines

•	Personal Selling Materials/Program

•	Medical Education

•	Publication Plan

•	Physician Targets

•	Sales Training

•	Sales Force Incentive Plan

•	Territory Sales Force Effort

•	Sampling Plans and Forecasts

•	Managed Care / Formulary

X.	Budget Following Year

XI.	Timelines

EXHIBIT C

SAFETY AGREEMENT

SAFETY AGREEMENT

regarding

ACEON®

Between Drug Safety and Surveillance of SOLVAY PHARMACEUTICALS, INC.

- hereinafter referred to as SOLVAY

and	Drug Safety and Surveillance of CV THERAPEUTICS, INC.

- hereinafter referred to as CV THERAPEUTICS

regarding

ACTIVE INGREDIENT(s):	PRODUCT(s):
Perindopril erbumine	ACEON®

1.	BACKGROUND

TERRITORY:	USA

Type of main agreement:	Co-Promotion

Location of worldwide safety database:	SOLVAY Drug Safety and Surveillance (Marietta)

Language for communication:	English

Term:	This procedure supersedes all previous versions and shall come into effect with approval through drug safety departments of both companies. It shall continue in full force and effect until formal revision or with expiration or termination of the Main Agreement. However, reporting requirements shall survive termination until regulatory obligations have been met.

1.1	Objective

The overall objective of this procedure is to ensure a high level of safety for the consumers and to be compliant with the current international guidelines for pharmacovigilance and local legislation on pharmacovigilance as they apply from time to time. If regional or local regulations conflict with international guidelines, both companies aim for a conservative approach (i.e., the aim is to be able to comply with the strictest regulation). The document describes the responsibilities and procedures (including definitions and timelines) to be employed by both companies.

All procedures are based on guidelines established by the International Conference on Harmonization (ICH):

E2A: Clinical Safety Data Management: Definitions and standards for expedited reporting.

E2B: Data elements for transmission of individual case safety reports.

E2C: Clinical Safety Data Management: Periodic Safety Update Reports for marketed drugs.

E2D: Post-Approval Safety Data Management: Definitions and Standards for expedited reporting.

2.	RESPONSIBILITIES

PROCEDURES	SOLVAY	CV THERAPEUTICS
Exchange of (s)ADRs/SAEs	SOLVAY will send adverse events (AEs) from worldwide sources and the territory to CV THERAPEUTICS via CIOMS line listings.	CV THERAPEUTICS will send (electronically or by fax) all ADRs/SAEs reported in the territory using the Adverse Event Collection Form (see Attachment A) to SOLVAY for processing. This report will contain at least the Minimum Criteria for Reporting.

Timelines
a) Serious ADRs, serious AEs (spontaneous and clinical trials) b) Fatal or life threatening SAEs (clinical trials) c) U.S. Non-serious ADRs (spontaneous) d) Follow-up reports	All AEs (worldwide serious and domestic non-serious) will be sent (electronically or by fax) to CV THERAPEUTICS in the format of a CIOMS line listing on a monthly basis.	All AEs will be forwarded as soon as possible, but within 2 calendar days of CV THERAPEUTICS’ receipt (= clock date) at the latest.

Individual case safety reports will be sent (electronically or by fax) to CV THERAPEUTICS on an as requested basis as soon as possible, but within 2 calendar days of receipt of the request in the format of a CIOMS I form.

The same timelines apply for initial and follow-up reports.

Safety issues, inquiries from Regulatory Authorities, safety related withdrawals or recalls.	SOLVAY is responsible to communicate any safety issues, significant inquiries from the FDA, or safety related withdrawals or recalls. Such information shall be distributed promptly according to the level of severity, at the latest within the Periodic Safety Report prepared for the product.

Submission of expedited reports related to the product (see above) to local Regulatory Authorities	SOLVAY is responsible for submission of expedited reports for the product to the FDA. All cases submitted by SOLVAY as 15 Day Alert Reports as either initial or follow-up reports will be sent (electronically or by fax) to CV THERAPEUTICS in the format of a CIOMS line listing on a monthly basis.

Submission and preparation of PSURs or other regulatory required reports (e.g., response to Drug Safety regulatory inquiries).	SOLVAY is responsible for preparation and submission of Periodic Safety Reports (PSRs) which will include reports exchanged between contractual partners and for preparation of safety responses to the FDA. Courtesy copies of PSRs will be

PROCEDURES	SOLVAY	CV THERAPEUTICS
forwarded to CV Therapeutics within 5 days of submission to the FDA and/or DSS receipt of Periodic Safety Update Reports (PSURs) from Servier.

Company Core Safety Information (CCSI), Summary of Product Characteristics (SPC), Package Insert Leaflet (PIL).	SOLVAY is responsible for the maintenance of the U.S. Package Insert (USPI) and prompt forwarding of any changes to CV THERAPEUTICS.

Literature review	SOLVAY is responsible for conducting systematic literature review in a reference database, such as Medline, Excerpta Medica or Embase, no less frequently than once a week.	Forwarding to SOLVAY of original articles from local journals, if relevant for Drug Safety.

Pharmacovigilance system / Drug Safety database	SOLVAY maintains the global pharmacovigilance system.

3.	DEFINITIONS

The following terms have been defined elsewhere (i.e., indicated guidelines by the International Conference on Harmonization (ICH)). These terms are used as defined by the ICH in the most recent version of the respective guideline(s):

•	ADVERSE DRUG REACTION (ADR)

•	ADVERSE EVENT (AE)

•	COMPANY CORE SAFETY INFORMATION (CCSI)

•	EXPECTEDNESS OF AN ADVERSE DRUG REACTION

•	MINIMUM CRITERIA FOR REPORTING

•	SERIOUS ADVERSE DRUG REACTION (SADR)

•	SERIOUS ADVERSE EVENT (SAE)

•	UNLISTED ADVERSE DRUG REACTION

Additionally, the following term has been defined with respect to implementation of this procedure:

CLOCK DATE (Note: Clock dates must be clearly identified on cases exchanged).

3.1	CLOCK DATE

CLOCK DATE is the date when the first employee (or any affiliated party/agent) of either company is notified about an adverse event/adverse drug reaction and the minimum criteria for reporting are met.

4.	AUTHORITY INFORMATION

4.1 This agreement regulates the reporting procedures of the involved companies. The Marketing Authorization Holder is responsible to inform the Regulatory Authorities in the territories about this procedure and of any subsequent changes, if this is required by local legislation. Both parties understand that legal responsibility in respect of pharmacovigilance rests with the Marketing Authorization Holder(s).

5.	COMPLIANCE

5.1	In the case of non-compliance with the Rules and Regulations on Pharmacovigilance (this document), the non-complying company shall be contacted in writing. Should the issue not be resolved after such notification, further steps (e.g., an audit) should be agreed between both companies. Both companies agree that timeline violations shall be indicated on reports to Regulatory Authorities to explain the reason of non-compliance on a case by case basis.

5.2	The Parties shall keep each other informed about changes in their regulatory obligations and/or the products covered by this procedure.

6.	CONFIDENTIALITY

6.1	Both parties agree that the information exchanged under this procedure is confidential and shall not be disclosed to any party other than for the purposes described in this document (i.e., compliance with international and local legislation on ADR reporting).

7.	REVIEW / CHANGES

7.1.	The parties shall meet as needed from time to time to review and revise this procedure. This procedure will be revised, if changes in Drug Regulations or circumstances (e.g., change in Main Agreement, addition of new products) require changes to this procedure. Other reasonable changes to this procedure may be requested.

8.	CONTACT ADDRESS for the exchange of safety related information

8.1	Both parties are responsible to update each other in case of any changes to the contact information below. All report exchanges shall be routed via these contacts.

CV Therapeutics, Inc.	Anne Champsaur, M.D.
3172 Porter Drive	Exec. Director, Drug Safety
Palo Alto, CA 94304	Phone: 650-384-8927
USA	Fax: 650-457-0343
Email: anne.champsaur@cvt.com

Solvay Pharmaceuticals, Inc.	Clarice Green, M.D., M.S.
901 Sawyer Road	Associate Director, Epidemiology and Drug Safety
Marietta, GA 30062	Phone: 770-579-7505
USA	Fax: 770-579-7501
E-mail: clarice.green@solvay.com

For transmission of safety reports to SOLVAY:
Drug Safety and Surveillance Group Email:	DSS.marietta@solvay.com
Drug Safety and Surveillance Fax:	770-579-7501
Overnight courier to:	901 Sawyer Road
Marietta, GA 30062

9.	Approval

For SOLVAY Pharmaceuticals, Inc.

6-Dec-2004	/s/ Ron Robison
Date	Ron Robison, M.D., M.S.
Vice President, Research and Development

For SOLVAY, Global Drug Safety and Surveillance

6-Dec-2004	/s/ Martin Becker
Date	Martin Becker, MD, PhD
Director, Global Pharmacovigilance Processes and Licensing

For CV THERAPETUICS, Drug Safety

6-Dec-2004	/s/ Anne Champsaur
Date	Anne Champsaur, M.D.
Exec. Director, Drug Safety, Medical Affairs

ATTACHMENT A

Solvay Pharmaceuticals

Aceon® Adverse Event Collection Form

Complete and fax one form for each patient who experienced an adverse event within 24 hours of report.

Date of report:

To: Solvay Drug Safety and Surveillance

Fax Number: 1- 770- 579-7501

To speak to a Safety Coordinator: 1-800-241-1643, Adverse Events option #3 or 770-579-7530

From (Sales Representative):                                          Territory Number:

Voice Number:                                          Fax Number:

Number of pages including cover sheet:

Please complete the following information and fax to Solvay Drug Safety as soon as possible, but no later than within 2 calendar days of receipt. Inform the reporter that Solvay Drug Safety will follow-up for additional information.

Adverse Event Report (*=Mandatory Items - A valid report must include all mandatory items.)

* Patient’s Sex:	* Age or Age Group:	* Patient’s Initials:

* Event (What did patient experience?):

* Drug:	________________	_______________

	(Reason/Indication)	(Dose Taken)

* Health Care Reporter:		* Phone Number:

Address:

____________________________________

Description: _____________________________________________________

CONFIDENTIALITY NOTICE

This message contains information that may be confidential and is intended only for the use of the addressee. Any disclosure, copying, distribution or use of this information by anyone else is strictly prohibited. If you have received this in error, please notify the sender indicated above by telephone immediately so that they can arrange to retrieve it at no cost to you. Thank you.

EXHIBIT D

PHYSICIAN SAMPLES COSTS

The initial pricing of sample configurations are listed below and are based on Solvay’s actual costs:

[*]

[*]

[*]

*	Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT E

Draft Press Release

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contacts:
Christopher Chai	John Bluth
Treasurer & Executive Director, Investor Relations	Senior Director, Corporate Communications
CV Therapeutics	CV Therapeutics
(650) 384-8560	(650) 384-8850

Gabrielle Braswell
Manager, Public Affairs
Solvay Pharmaceuticals, Inc.
(770) 578-5637

CV THERAPEUTICS AND SOLVAY PHARMACEUTICALS ENTER INTO

CO-PROMOTION AGREEMENT FOR ACEON® (perindopril erbumine) TABLETS

—Solvay Pharmaceuticals to seek potential label expansion based on EUROPA data —

MARIETTA, GA and PALO ALTO, Calif., [DATE], 2004 – CV Therapeutics, Inc. (Nasdaq: CVTX) and Solvay Pharmaceuticals, Inc. announced today that the companies have entered into a co-promotion agreement for ACEON® (perindopril erbumine) Tablets, an angiotensin converting enzyme (ACE) inhibitor with tissue activity approved in the United States for the treatment of hypertension. The co-promotion agreement covers the United States and extends through at least 2010.

CV Therapeutics will be responsible for brand marketing activities and for establishing a cardiology focused sales force to promote the product. Solvay Pharmaceuticals will continue to handle the manufacturing and distribution of the product, and its primary care sales force will also continue to promote the product. Solvay Pharmaceuticals will book all sales of ACEON® and CV Therapeutics will receive a royalty on all sales above a pre-specified baseline. There are no upfront payments by either party associated with the co-promotion agreement.

“Our agreement with CV Therapeutics to deploy a cardiology-focused sales force to promote ACEON®, combined with Solvay Pharmaceuticals’ more broadly focused primary care sales force, will allow us to maximize the potential for this important product,” said Harold H. Shlevin, Ph.D., president and chief executive officer of Solvay Pharmaceuticals, Inc. “This includes the possible expansion of the ACEON® label to include the results of the EUROPA study.”

“ACEON® presents a compelling product opportunity with potential label expansion based on the EUROPA study and significant synergies with the physician population we believe could be prescribing Ranexa, upon potential approval. The rapid completion of enrollment of our approval-enabling ERICA trial with Ranexa has accelerated our overall commercialization timing,” said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics.

Solvay Pharmaceuticals plans to submit a supplemental new drug application to the U.S. Food and Drug Administration (FDA) seeking an expansion of the ACEON® label based on the data from the EUROPA study.

The EUROPA trial (European Trial on Reduction of Cardiac Events with Perindopril in Stable Coronary Artery Disease) was a multicenter, randomized, double-blind, placebo-controlled trial in 12,218 patients with stable coronary disease and without heart failure or substantial hypertension for at least three years. The study was designed to assess the ability of perindopril to reduce cardiovascular death, myocardial infarction, and cardiac arrest. The results from EUROPA were published in the Lancet on September 6, 2003.

In Europe, perindopril is marketed under the brand name Coversyl®. Perindopril is one of the leading ACE inhibitors in Europe.

About ACE Inhibitors

ACE inhibitors act to reduce hypertension by interfering with the conversion of angiotensin I to artery-constricting, angiotensin II. Blocking the production of angiotensin II results in arterial vasodilation and an accompanying reduction in blood pressure.

ACE inhibitors currently are recommended as first-line therapy for hypertension in certain patient populations, because of their safety and efficacy. Most recently, the Seventh Report of the Joint National Committee on Prevention, Detection, Evaluation, and Treatment of High Blood Pressure has recommended ACE inhibitors as one of the initial therapy choices for compelling indications such as heart failure, postmyocardial infarction, high coronary disease risk, diabetes, chronic kidney disease and recurrent stroke prevention. ACEON® is only indicated for the treatment of hypertension.

Certain ACE inhibitors, including ACEON®, which have been shown to have an enhanced affinity for the tissues, are known as tissue-ACEs.

About ACEON®

ACEON® is an ACE inhibitor indicated for the treatment of essential hypertension. It offers continuous 24-hour blood pressure control with once-daily dosing for hypertensive patients. ACEON® may be used alone or with other classes of antihypertensives.

ACEON® is contraindicated in patients known to be hypersensitive to this product or to any other ACE inhibitors and in patients with a history of angioedema related to previous treatment with an ACE inhibitor.

When used in pregnancy during the second and third trimesters, ACE inhibitors can cause injury and even death to the developing fetus. When pregnancy is detected, ACEON® should be discontinued as soon as possible.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics has entered into an agreement with Solvay Pharmaceuticals to co-promote ACEON® (perindopril erbumine) for the treatment of hypertension and currently has four other compounds in clinical development.

CV Therapeutics has received an approvable letter relating to its new drug application for Ranexa for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European Agency for the Evaluation of Medicinal Products. Regadenoson is a selective A2A-adenosine receptor agonist for potential use as a pharmacologic stress agent in cardiac perfusion imaging studies. Tecadenoson is a selective A1-adenosine receptor agonist for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™ is a selective A1-adenosine receptor antagonist for the potential treatment of heart failure and has been licensed to Biogen Idec Inc. For more information, please visit CV Therapeutics’ website at www.cvt.com.

Ranexa, regadenoson, tecadenoson and Adentri have not been approved for marketing by the FDA or any foreign regulatory authorities. These products are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

About Solvay Pharmaceuticals, Inc.

Solvay Pharmaceuticals, Inc. (www.solvaypharmaceuticals-us.com) of Marietta, Georgia (USA), is a research-driven pharmaceutical company that seeks to fulfill unmet medical needs in the therapeutic areas of cardiology, gastroenterology, mental health, women’s health and a select group of specialized markets including men’s health. It is a part of the global Solvay Pharmaceuticals organization whose core activities consist of discovering, developing and manufacturing medicines for human use. Solvay Pharmaceuticals is a subsidiary corporation of the worldwide Solvay Group of chemical and pharmaceutical companies headquartered in Brussels, Belgium.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review, and commercialization of the company’s products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of our products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

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